Exhibit 10-1

AMENDED AND RESTATED CREDIT AGREEMENT

DATED AS OF APRIL 12, 2012

ASTEC INDUSTRIES, INC.

AND CERTAIN OF ITS SUBSIDIARIES

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

TABLE OF CONTENTS

Article I
1.	DEFINITIONS
1.1	Defined Terms
1.2	Accounting Terms
1.3	UCC Terms
1.4	Construction of Terms
1.5	Computation of Time Periods
1.6	Computation of Financial Covenants
1.7	Reference to Borrower Parties and Bank Parties
1.8	Wells Fargo Swap Documents
1.9	Bank as Agent for Other Bank Parties
1.10	Appointment of Borrower as Agent for Other Borrower Parties
Article II
2.	THE LINE OF CREDIT LOAN
2.1	General Terms
2.2	Disbursement of the Line of Credit Loan
2.3	The Line of Credit Note
2.4	Interest Rate
2.5	Payments of Principal and Interest
2.6	Use of Proceeds
Article III
3.	LETTERS OF CREDIT
3.1	Existing Letters of Credit
3.2	Issuance of Letters of Credit
3.3	Reimbursement and Other Payments
Article IV
4.	PAYMENTS, ADDITIONAL COSTS, ETC.
4.1	Payment to Bank
4.2	Late Payments
4.3	Prepayments
4.4	Default Rate
4.5	No Setoff or Deduction
4.6	Payment on Non-Business Day; Payment Computations
4.7	Special Provisions re: Interest Rates
4.8	360-Day Year
4.9	No Requirement to Actually Obtain Funds
4.10	Usury Limitation
Article V
5.	CONDITIONS PRECEDENT
5.1	Documents Required for the Closing
5.2	Certain Events Required for Closing and for all Advances
5.3	Election to Make Advances Prior to Satisfaction of Conditions Precedent
Article VI
6.	REPRESENTATIONS AND WARRANTIES
6.1	Existence
6.2	Authority
6.3	Equity Owners
6.4	Material Contracts
6.5	Consents or Approvals
6.6	Violations or Actions Pending
6.7	Affiliates
6.8	Existing Indebtedness
6.9	Material Contracts
6.10	Tax Returns
6.11	Financial Statements
6.12	Good and Marketable Title
6.13	Solvency
6.14	ERISA
6.15	Patents, Copyrights, Etc
6.16	Accuracy of Documents
6.17	Environmental Matters
6.18	Full Disclosure
6.19	Regulated Industries
6.20	Insurance
6.21	Continuing Effectiveness
Article VII
7.	COVENANTS
7.1	Affirmative Covenants
7.2	Negative Covenants
7.3	Financial Covenants
7.4	Insurance Covenants
7.5	Maintaining Bank Accounts
7.6	Filing Fees and Taxes
7.7	Further Assurances
Article VIII
8.	DEFAULT
8.1	Events of Default
8.2	No Advances After Default
8.3	Acceleration
8.4	General Remedies
8.5	Right of Set-Off
8.6	Additional Remedies
8.7	No Limitation on Rights and Remedies
8.8	Application of Proceeds
8.9	Default Costs
Article IX
9.	MISCELLANEOUS
9.1	Construction
9.2	Indemnity
9.3	Bank's Consent
9.4	Enforcement and Waiver by Bank
9.5	No Representation, Assumption, or Duty
9.6	Expenses of Bank
9.7	Attorneys' Fees
9.8	Exclusiveness
9.9	Waiver of Punitive Damages
9.10	Waiver and Release	[
9.11	Limitation on Waiver of Notice, Etc
9.12	Additional Costs
9.13	Illegality and Impossibility
9.14	Participation
9.15	Binding Effect, Assignment
9.16	Entire Agreement, Amendments
9.17	Severability
9.18	Headings
9.19	Counterparts
9.20	Seal
9.21	Arbitration
Article X
10.	SUBMISSION TO JURISDICTION, GOVERNING LAW AND NOTICES
10.1	Notices
10.2	Governing Law
10.3	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL, ETC.

EXHIBIT A FORM OF COMPLIANCE CERTIFICATE
EXHIBIT B - EXISTING LETTERS OF CREDIT
EXHIBIT C FORM OF NOTICE OF BORROWING
EXHIBIT D FORM OF NOTICE OF CONTINUATION/CONVERSION
SCHEDULE 6.4 MATERIAL CONTRACTS

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement"), dated as of April 12, 2012, is made by and among ASTEC INDUSTRIES, INC., a Tennessee corporation (the "Borrower"), AMERICAN AUGERS, INC., a Delaware corporation ("AAI"), ASTEC, INC., a Tennessee corporation ("AI"), AI DEVELOPMENT GROUP, INC., a South Dakota corporation ("AID"), AI ENTERPRISES, INC., a South Dakota corporation ("AIE"), ASTEC MOBILE SCREENS, INC., a Nevada corporation ("AMS"), ASTEC UNDERGROUND, INC., a Tennessee corporation ("AUI"), BREAKER TECHNOLOGY, INC., a Tennessee corporation ("BTI"), CEI ENTERPRISES, INC., a Tennessee corporation ("CEI"), CARLSON PAVING PRODUCTS, INC., a Washington corporation ("CPP"), GEFCO, INC., a Tennessee corporation ("GI"), HEATEC, INC., a Tennessee corporation ("HI"), JOHNSON CRUSHERS INTERNATIONAL, INC., a Tennessee corporation ("JCI"), KOLBERG-PIONEER, INC., a Tennessee corporation ("KPI"), PETERSON PACIFIC CORP., an Oregon corporation ("PPC"), ROADTEC, INC., a Tennessee corporation ("RI"), RI PROPERTIES, INC., a South Dakota corporation ("RIP"), TELSMITH, INC., a Delaware corporation ("TI"), and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (successor by merger to Wachovia Bank, National Association) (the "Bank").  As used herein, capitalized words and phrases shall have the meanings ascribed thereto in Article I of this Agreement.

W I T N E S S E T H:

WHEREAS, pursuant to the Existing Credit Agreement, Bank has previously extended certain credit to Borrower; and

WHEREAS, Borrower has requested that Bank extend and continue to extend certain credit to Borrower, and Bank is willing to do so on the condition that, among other things, the Borrower Parties amend and restate the terms of the Existing Credit Agreement pursuant to this Agreement; and

WHEREAS, subject to the terms and conditions of this Agreement, Bank has agreed to extend to Borrower a line of credit loan of up to One Hundred Million and 00/100 Dollars ($100,000,000.00), including a sub-limit for letters of credit of up to Twenty-Five Million and 00/100 Dollars ($25,000,000.00).

NOW, THEREFORE, in consideration of the promises herein contained, and each intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

1. DEFINITIONS.

1.1 Defined Terms.  As used herein, the following terms shall have the meanings set forth below (such meanings to be equally applicable to the singular and plural forms thereof):

 "AAI" means American Augers, Inc., a Delaware corporation.

 "AAP" means Astec Australia Pty Ltd, an Australian proprietary limited company.

 "Acquisition" means any acquisition (whether in a single transaction or series of related transactions) of (i) any business or division, or all or substantially all of the assets of any Person, whether through purchase, merger or otherwise; or (ii) Equity Interests of any Person of twenty-five percent (25%) or more of the Equity Interests or Voting Power of such Person.

 "Adjusted Daily One Month LIBOR Rate" means, for any day, a fluctuating per annum interest rate equal to the sum of (i) Daily One Month LIBOR, plus (ii) the Margin.

 "Adjusted LIBOR Rate" means, with respect to each Fixed Rate Term, a fixed per annum interest rate determined by Bank to be the sum of (i) LIBOR in effect on the first day of such Fixed Rate Term, plus (ii) the Margin.

 "Advance" means each loan of money or credit made or extended to or for the benefit of Borrower by Bank pursuant to this Agreement.

 "Affiliate" means, as to any Person, each other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, such Person (and a Person shall be deemed to have control if such Person, directly or indirectly, has rights to exercise Voting Power to elect a majority of the members of the Governing Body of an applicable Person).

 "Agreement" means this Amended and Restated Credit Agreement, as amended or supplemented from time to time.

 "AI" means Astec, Inc., a Tennessee corporation.

 "AIC" means Astec Insurance Company, a Vermont corporation.

 "AID" means AI Development Group, Inc., a South Dakota corporation.

 "AIE" means AI Enterprises, Inc., a South Dakota corporation.

 "AMM" means Astec Mobile Machinery GmbH, a German limited liability company.

 "Amortization Expense" means the amortization expense of an applicable Person for an applicable period (to the extent included in the computation of Net Income), according to Generally Accepted Accounting Principles.

 "AMS" means Astec Mobile Screens, Inc., a Nevada corporation.

 "Annualized Rolling Period" means the period from the date one year prior to the applicable date through the applicable date.

 "Asset Disposition" means any sale, assignment, transfer or other disposition of any assets, business units or other properties of any Member of the Borrower Consolidated Group (including any interests in property or securities).

 "Attorneys' Fees" means attorneys' fees actually incurred at ordinary and customary rates.

 "AUI" means Astec Underground, Inc., a Tennessee corporation.

 "Available Amount" of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time.

 "Bank" means Wells Fargo Bank, National Association, a national banking association (successor by merger to Wachovia Bank, National Association).

 "Bank Parties" means Bank and any Affiliate of Bank that is now or hereafter becomes a party to this Agreement, any other Loan Document or any Wells Fargo Swap Document.

 "Bankruptcy Law" means Title 11, U.S. Code, or any similar Laws of any Jurisdiction for the relief of debtors, and "Bankruptcy" means the commencement of any case or other action for relief under Bankruptcy Law.

 "Base LIBOR" means the rate per annum for U.S. dollar deposits quoted by Bank (A) for the purpose of calculating effective rates of interest for loans making reference to LIBOR, as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Bank for the purpose of calculating effective rates of interest for loans making reference thereto, on the first day of a Fixed Rate Term for delivery of funds on said date for a period of time approximately equal to the number of days in such Fixed Rate Term and in an amount approximately equal to the principal amount to which such Fixed Rate Term applies, or (B) for the purpose of calculating effective rates of interest for loans making reference to the Daily One Month LIBOR Rate, as the Inter-Bank Market Offered Rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of such loans.  Borrower understands and agrees that Bank may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Bank in its discretion deems appropriate including, but not limited to, the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

 "Borrower" means Astec Industries, Inc., a Tennessee corporation.

 "Borrower Consolidated Group" means (i) Borrower; (ii) each Wholly-Owned Subsidiary of Borrower; and (iii) OEP, so long as Borrower owns at least ninety-three percent (93%) of the Voting Power and Equity Interest of OEP; provided, however, that AIC and the Foreign Subsidiaries shall be excluded from the Borrower Consolidated Group at the time that the Gross Revenues of AIC and such Foreign Subsidiaries, in the aggregate, exceed 20% of the Gross Revenues of the Borrower Consolidated Group (including AIC and the Foreign Subsidiaries) (each referred to singularly as a "Member of the Borrower Consolidated Group").

 "Borrower Parties" means Borrower, Guarantors, and any other Person that hereafter becomes a party to this Agreement, any other Loan Document or any Wells Fargo Swap Document, and which Person is responsible in whole or in part for any of the Obligations.

 "Borrower's Representatives" means the president, chief executive officer, chief financial officer, and controller of Borrower, and any other Person designated by Borrower as Borrower's Representatives under this Agreement.

 "Brazilian LLC" means ASTEC do Brasil, a Brazilian limited liability company.

 "BTI" means Breaker Technology, Inc., a Tennessee corporation. "BTL" means Breaker Technology Ltd., an Ontario corporation.

 "Business Day" means (a) any day except a Saturday, Sunday or any other day on which commercial banks in Nashville, Tennessee and Charlotte, North Carolina are authorized or required by law to close, and (b) and, with respect to all notices, determinations and payments of principal and interest which are determined in relation to LIBOR, any day which is a Business Day described in subsection (a) and which is also a day for trading by and between banks in United States dollar deposits in the London interbank eurodollar market.

 "Capital Expenditures" means, without duplication, the sum of (i) all expenditures made by a Person, directly or indirectly for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that should be, in accordance with Generally Accepted Accounting Principles, reflected as additions to property, plant or equipment on a balance sheet of such Person or which have a useful life of more than one year plus (ii) the aggregate principal amount of all Indebtedness (including Capitalized Leases) assumed or incurred in connection with any such expenditures.

 "Capitalization" means, with respect to an applicable Person at an applicable time, the sum of such Person's Funded Debt plus such Person's Tangible Net Worth.

 "Capitalized Lease" means a lease that is required to be capitalized for financial reporting purposes in accordance with Generally Accepted Accounting Principles.

 "Cash Collateral Account" means the special cash collateral account established pursuant to Section 3.3 of this Agreement.

 "Cash Management Agreement" means any and all cash management or similar agreements entered into or in effect between Borrower and Bank during the term of this Agreement.

 "Casualty or Condemnation Event" means, with respect to any property of any Member of the Borrower Consolidated Group, any loss of, damage to or condemnation or other taking of, such property for which such Member of the Borrower Consolidated Group is entitled to receive, or receives, insurance proceeds, condemnation proceeds or other similar proceeds or awards.

 "Change in Control" means an event or series of events by which (i) any Person or group of Persons acting in concert or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date of this Agreement, the "beneficial owner" (within the meaning of such term under Rule 13d-3 under the Exchange Act) of Equity Interests of Borrower representing Voting Power having the right to elect at least 35% of the members of the Governing Body of Borrower; or (ii) the Governing Body of Borrower shall cease to consist of a majority of the individuals who constituted the Governing Body of Borrower as of the date of this Agreement or who shall have become a member thereof subsequent to the date of this Agreement after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constitute the Governing Body of Borrower as of the date of this Agreement.

 "Closing" means the time and place of actual execution and delivery of this Agreement, the Line of Credit Note, and except as waived by Bank, the other documents, instruments, and things required by Section 5.1 hereof.

 "Closing Certificate" means a certificate in form and substance acceptable to Bank, and signed by a duly authorized representative of each Member of the Borrower Consolidated Group.

 "Compliance Certificate" means a fully completed and duly executed certificate delivered by Borrower to Bank and in the form attached hereto as Exhibit "A".

"Consolidated Basis" means the consolidation of the assets, liabilities, income and losses, as applicable, of the Borrower Consolidated Group, together with a separate statement of each of the foregoing for each Member of the Borrower Consolidated Group whose assets, liabilities, income and losses are the subject of the consolidation.

 "CEI" means CEI Enterprises, Inc., a Tennessee corporation.

 "CPP" means Carlson Paving Products, Inc., Washington corporation.

 "Current Maturities of Long Term Debt" means all payments in respect of Long Term Indebtedness that are required to be made within one year from the date of determination, whether or not the obligation to make such payments would constitute a current Liability of an applicable Person under Generally Accepted Accounting Principles, excluding, however, any such payment required to be made on the ultimate maturity date of such Indebtedness.

 "Customary Permitted Liens" means, with respect to any Person, any of the following Liens:

(A) Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by Generally Accepted Accounting Principles;

(B) Liens of landlords arising by statute and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens, in each case (i) imposed by Law or arising in such Person's Ordinary Course of Business, (ii) for amounts not yet due or that are being contested in good faith by appropriate proceedings, and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by Generally Accepted Accounting Principles;

(C) deposits made in such Person's Ordinary Course of Business in connection with workers’ compensation or unemployment insurance (including Liens granted by AIC in cash, cash equivalents or other marketable securities to secure the reimbursement obligations of AIC with respect to letters of credit issued to secure the obligations of AIC under workers' compensation insurance policies), or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds-entered into in such Person's Ordinary Course of Business;

(D) encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(E) encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;

(F) financing statements with respect to a lessor’s rights in and to personal property leased to such Person in such Person's Ordinary Course of Business other than through a Capitalized Lease;

(G) Liens created in such Person's Ordinary Course of Business on assets subject to rights-of-way, pole attachment, use of conduit, use of trenches or similar agreements securing such Person's obligations under such agreements; provided, however, that such Liens apply only to the assets subject to any of the foregoing agreements;

(H) judgment Liens in existence for less than 45 days after the entry thereof or Liens granted to secure bonds issued in connection with any judgment Lien in an amount less than $25,000,000.00 or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with nationally recognized insurance companies and which do not otherwise result in a Default;

(I) Liens consisting of rights of set-off of a customary nature or bankers’ liens on an amount of deposit, whether arising by contract or operation of law, incurred in such Person's Ordinary Course of Business so long as such deposits are not intended as collateral for any obligation; and

(J) Liens solely on any cash earnest money deposits made by a Member of the Borrower Consolidated Group in connection with any letter of intent or purchase agreement relating to a Permitted Acquisition.

 "Daily One Month LIBOR" means, for any day, the rate of interest equal to LIBOR then in effect for delivery for a one (1) month period.

 "Default" means the occurrence of an event described in Section 8.1 hereof regardless of whether there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default.

 "Default Costs" means all Indemnified Losses incurred by Bank by reason of a Default.

 "Default Rate" means a variable per annum rate of interest equal to the lesser of (1) four percent (4%) in excess of the interest rate otherwise payable hereunder, or (2) the maximum rate allowed by applicable Laws.

 "Depreciation Expense" means the depreciation expense an applicable Person for an applicable period (to the extent included in the computation of Net Income), according to Generally Accepted Accounting Principles.

 "Dividend" means the dividends or other distributions paid by an applicable Person for an applicable period to such Person's Equity Owners on account of such Equity Owner being a holder of such Person's Equity Interests, determined in accordance with Generally Accepted Accounting Principles.

 "EBITDA" means, with respect to an applicable Person for the applicable period, Net Income, plus the sum of (without duplication) the following: (i) Interest Expense, (ii) Income Tax Expense, (iii) Amortization Expense and Depreciation Expense, and (iv) all other non-cash charges (as such non-cash charges are determined in accordance with Generally Accepted Accounting Principles).

 "Environmental Laws" means all Laws of any Jurisdiction relating to the governance or protection of the environment, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA"), as amended (42 U.S.C. Sections 9601, et seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), the Resource Conservation and Recovery Act ("RCRA"), as amended (42 U.S.C. Sections 6901, et seq.), the Clean Water Act, as amended (42 U.S.C. Sections 7401, et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. Sections 2601, et seq.).

 "Equity Agreements" means any and all agreements of whatever kind by, between or among Borrower and the Equity Owners of Borrower and relating to the Equity Interests.

 "Equity Interests" means any and all ownership or other equitable interests in the applicable Person, including any interest represented by any capital stock, membership interest, partnership interest, or similar interest, but specifically excluding any interest of any Person solely as a creditor of the applicable Person.

 "Equity Owner" means any Person owning an Equity Interest.

 "Equity Owners' Equity" means, at any time, the sum of the following accounts set forth in a balance sheet of an applicable Person, adjusted to U.S. Dollars by means of applicable foreign currency exchange rates and prepared in accordance with Generally Accepted Accounting Principles:

(A) The par or stated value of all outstanding Equity Interests;

(B) Capital surplus; and

(C) Retained earnings.

 "ERISA" means the Federal Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, and the regulations and published interpretations thereof.

 "ERISA Affiliate" means any Person that would be deemed to be under "common control" with, or a member of the same "controlled group" as, Borrower or any of its subsidiaries, within the meaning of the Internal Revenue Code (as applicable to Plans) or ERISA.

 "ERISA Event" means any of the following with respect to a Plan: (i) a Reportable Event, (ii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Plan that results in liability under ERISA, or the receipt by Borrower or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to ERISA or that it intends to terminate or has terminated under ERISA, (iii) the distribution by Borrower or any ERISA Affiliate under ERISA of a notice of intent to terminate any Plan or the taking of any action to terminate any Plan, (iv) the commencement of proceedings by the PBGC under ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Borrower or any ERISA Affiliate of a notice from any Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan, (v) the institution of a proceeding by any fiduciary of any Multiemployer Plan against Borrower or any ERISA Affiliate to enforce Section 515 of ERISA, which is not dismissed within thirty (30) days, (vi) the imposition upon Borrower or any ERISA Affiliate of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under ERISA, or the imposition or threatened imposition of any Lien upon any assets of Borrower or any ERISA Affiliate as a result of any alleged failure to comply with the Internal Revenue Code or ERISA in respect of any Plan, (vii) the engaging in or otherwise becoming liable for a nonexempt Prohibited Transaction by Borrower or any ERISA Affiliate, (viii) a violation of the applicable requirements of Section 404 or 405 of ERISA or the exclusive benefit rule under Section 401(a) of the Internal Revenue Code by any fiduciary of any Plan for which Borrower or any of its ERISA Affiliates may be directly or indirectly liable, or (ix) the adoption of an amendment to any Plan that, pursuant to the Internal Revenue Code or ERISA, would result in the loss of a tax-exempt status of the trust of which such Plan is a part of, and Borrower or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of ERISA.

 "Event of Default" means the occurrence of an event described in Section 8.1 hereof provided that there shall have occurred any passage of time or giving of notice that would be necessary in order to constitute such event as an Event of Default under Section 8.1.

 "Existing Credit Agreement" means that certain Credit Agreement dated as of April 13, 2007 among Borrower, AAI, AI, AID, AIE, Astec Investments, Inc., AMS, Astec Systems, Inc., AUI, BTI, Buckeye Underground, Inc., Buckeye Underground, LLC, CEI, CPP, HI, JCI, KPI, RI, RIP, TI, TI Services, Inc. and Bank, as amended from time to time.

 "Existing Indebtedness" means Indebtedness of the Borrower Consolidated Group as reflected on the Most Recent Financial Statements, and which Indebtedness is not being paid or defeased with the proceeds of the Line of Credit Loan at Closing.

 "Existing Investments" means Investments of the Borrower Consolidated Group as reflected on the Most Recent Financial Statements.

 "Existing Letters of Credit" means any letters of credit issued under the Prior Credit Agreement and remaining outstanding as of the date of this Agreement, as more particularly described on the attached Exhibit "B", and any renewals thereof or letters of credit issued in substitution therefor.

 "Extraordinary Items" means any gains, receipts, losses, charges or expenses received or incurred not in an applicable Person's Ordinary Course of Business, and in any event including, without limitation, gains or losses from dispositions of assets outside the Ordinary Course of Business, tax refunds or penalties, pension plan reversions, severance costs, plant closures and other operations restructuring charges, proceeds of insurance (other than proceeds of business interruption insurance to the extent such proceeds constitute compensation for lost earnings), condemnation awards (and payments in lieu thereof), indemnity payments, losses from discontinued operations, prepayment charges, costs and expenses related to the issuance of Equity Interests, Investments and Permitted Acquisitions (whether or not consummated), changes in accounting principles and all other non-recurring and/or extraordinary items.

 "Fees" means the Unused Fee and the Letter of Credit Facility Fee.

 "Financial Covenant Default" means a Default arising out of any breach of any covenant provided under Section 7.3 of this Agreement.

 "Financial Statements" means the Most Recent Financial Statements and the income statements, balance sheets and other financial statements required to be delivered by the Borrower Consolidated Group in accordance with this Agreement.

 "Fiscal Year" means a twelve-month period of time commencing on the first day of January.

 "Fiscal Year-End" means the end of each Fiscal Year.

 "Fixed Rate Term" means a period commencing on a Business Day and continuing for one month, two months, three months or six months, as designated by Borrower, during which all or a portion of the outstanding principal balance of the applicable Note bears interest determined in relation to LIBOR; provided, however, that no Fixed Rate Term may be selected for a principal amount of less than $1,000,000.00 and integral multiples of $100,000.00 in excess thereof; and provided further, that no Fixed Rate Term shall extend beyond the maturity date of the applicable Loan.  If any Fixed Rate Term would end on a day which is not a Business Day, then such Fixed Rate Term shall be extended to the next succeeding Business Day.

 "Foreign Subsidiary" means a Subsidiary that is not a U.S. Subsidiary.

 "Funded Debt" means, as of an applicable time, without duplication, (a) all of the Indebtedness of the applicable Person which is Indebtedness (i) for borrowed money, or (ii) in respect of any Capitalized Lease or the deferred purchase price of property, whether or not interest-bearing and whether or not, in accordance with Generally Accepted Accounting Principles, classified as a current liability or long-term Indebtedness at such date, and whether secured or unsecured, excluding, however, (b) Indebtedness that is (i) accounts payable and accrued expenses and other similar current liabilities incurred in such Person's Ordinary Course of Business, and (ii) all Indebtedness of others guaranteed by the applicable Person.

 "Generally Accepted Accounting Principles" means generally accepted principles of accounting in effect from time to time in the United States applied in a manner consistent with those used in preparing such financial statements as have heretofore been furnished to Bank by the applicable Person.

 "GI" means GEFCO, Inc., a Tennessee corporation.

 "Governing Body" means the board of directors of a Person (or any Person or group of Persons exercising similar authority).

 "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, any Governmental Authority.

 "Governmental Authority" means any nation or government and any political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining thereto, which has or asserts jurisdiction over Bank, Borrower, or any property of any of them.

 "Gross Revenues" means the net sales of an applicable Person for an applicable period as determined in accordance with Generally Accepted Accounting Principles, but excluding all Extraordinary Items and any Income Tax Expense on such Extraordinary Items and any tax deductions or credits on account of such Extraordinary Items.

 "Guarantors" means AAI, AI, AID, AIE, AMS, AUI, BTI, CEI, CPP, GI, HI, JCI, KPI, PPC, RI, RIP, and TI (viz., the members of the Borrower Consolidated Group other than Borrower, Brazilian LLC, BTL, OEP, AIC, AMM and AAP).

 "Guaranty" means that certain Amended and Restated Guaranty of even date herewith given by Guarantors in favor of Bank, as amended from time to time.

 "Hazardous Materials" and "Hazardous Substances" means "hazardous materials" and "hazardous substances" as defined under any applicable Environmental Law.

 "HI" means Heatec, Inc., a Tennessee corporation.

 "Income Tax Expense" means the income tax expense of an applicable Person for an applicable period (to the extent included in the computation of Net Income), determined in accordance with Generally Accepted Accounting Principles.

 "Indebtedness" means, with respect to any Person, all items of indebtedness, obligation or liability, whether matured or unmatured, liquidated or unliquidated, direct or contingent, joint or several, including, but without limitation or duplication:

(A) All obligations of such Person for borrowed money;

(B) All obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made;

(C) All obligations of such Person with respect to any issued and outstanding letters of credit and any outstanding Letter of Credit Advances;

(D) All indebtedness guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the Ordinary Course of Business) or discounted with recourse;

(E) All indebtedness in effect guaranteed, directly or indirectly, through agreements, contingent or otherwise:

(1) To purchase such indebtedness; or

(2) To purchase, sell or lease (as lessee or lessor) property, products, materials or supplies or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such indebtedness or to assure the owner of the indebtedness against loss; or

(3) To supply funds to or in any other manner invest in the debtor;

(F) All indebtedness secured by (or which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any Lien upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; and

(G) All indebtedness incurred as the lessee of goods or services under leases that, in accordance with Generally Accepted Accounting Principles, should be reflected on the lessee's balance sheet.

 "Indemnified Losses" means all damages, dues, penalties, fines, costs, amounts paid in settlement, taxes, losses, expenses, and fees, including court costs and Attorneys' Fees and expenses.

 "Interest Expense" means the interest expense of an applicable Person for an applicable period (to the extent included in the computation of Net Income), determined in accordance with Generally Accepted Accounting Principles.

 "Interest Payment Due Date" means (A) with respect to any payment of interest where interest is accruing at the Adjusted Daily One Month LIBOR Rate, the last day of each calendar month during the term of this Agreement; and (B) with respect to any payment of interest where interest is accruing at the Adjusted LIBOR Rate, (i) if the Fixed Rate Term for the applicable borrowing is one month, two months or three months, the last day of such Fixed Rate Term, and (ii) if the Fixed Rate Term for the applicable borrowing is six months, each Quarter-End.

 "Investment" means any loan or advance to any Person, any purchase or other acquisition of any Equity Interest or other ownership or profit interest, warrants, rights, options, obligations or other securities of such Person, any capital contribution to such Person or any other investment in such Person.

 "JCI" means Johnson Crushers International, Inc., a Tennessee corporation.

 "Jurisdiction" means each and every nation or any political subdivision thereof.

 "KPI" means Kolberg-Pioneer, Inc., a Tennessee corporation.

 "Laws" means each and all laws, treaties, ordinances, statutes, rules, regulations, orders, injunctions, writs or decrees of any Governmental Authority, or any court or similar entity established by any thereof, whether now in effect or hereafter enacted.

 "Letter of Credit" means the Existing Letters of Credit and each letter of credit issued pursuant to Section 3.1 of this Agreement.

 "Letter of Credit Advances" means all amounts owing to Bank under any Letter of Credit Agreement, including, without limitation, all drafts paid by Bank under any Letter of Credit and with respect to which and to the extent that Bank has not been reimbursed.

 "Letter of Credit Agreement" means this Agreement and any other agreement of Borrower with Bank and relating to Borrower's obligation to reimburse Bank with respect to amounts paid under any Letter of Credit and/or the granting of a Lien to Bank to secure any such obligation, together with any and all extensions, revisions, modifications or amendments at any time made thereto.

 "Letter of Credit Commitment" means the lesser of (i) Twenty-Five Million and 00/100 Dollars ($25,000,000.00); or (ii) the Unused Line of Credit Loan Amount.

 "Letter of Credit Facility Fee" means an annual fee payable by Borrower to Bank with respect to each Letter of Credit, such fee to be payable in advance upon the issuance of such Letter of Credit and on each anniversary date of issuance thereafter so long as such Letter of Credit is outstanding, and in an amount equal to the Available Amount of such Letter of Credit, multiplied by the Margin.

 "LIBOR" means the rate per annum (rounded upward, if necessary, to the nearest whole 1/100 of 1%) and determined pursuant to the following formula:

 LIBOR =                         Base LIBOR
 100% - LIBOR Reserve Percentage)

 "LIBOR Reserve Percentage" means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for "Eurocurrency Liabilities" (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Bank for expected changes in such reserve percentage during the term of this Agreement.

 "Lien" means any mortgage, pledge, encumbrance, charge, security interest, lien, assignment or other preferential arrangement of any nature whatsoever, including any conditional sale agreement or other title retention agreement.

 "Line of Credit Loan" means the line of credit loan which Bank has agreed to advance to Borrower in accordance with the terms of Article II of this Agreement.

 "Line of Credit Loan Advancement Termination Date" means the earlier of (i) the Line of Credit Loan Maturity Date, or (ii) the date of the occurrence of an Event of Default.

 "Line of Credit Loan Advances" means all of the Advances of the Line of Credit Loan.

 "Line of Credit Loan Amount" means One Hundred Million and 00/100 Dollars ($100,000,000.00); provided, however, that with respect to any Asset Disposition (in a single transaction or a series of related transactions) where the value of the assets so disposed of exceeds ten percent (10%) of the Total Assets of the Borrower Consolidated Group (as of the time of the disposition) (a “Specified Asset”), at Bank's election and upon thirty (30) days' prior written notice to Borrower, Bank may reduce the Line of Credit Loan Amount in an amount (expressed as a percentage) up to the percentage obtained by dividing (x) the value of the Specified Asset by (y) Total Assets of the Borrower Consolidated Group (as of the time of the disposition) (the "Reduction Percentage"); provided, however, if the applicable Member of the Borrower Consolidated Group reinvests the cash consideration received from the disposition of the Specified Asset in a substantially similar asset within 180 days of receipt, the Line of Credit Loan Amount shall be reinstated by an amount (expressed as a percentage) equal to the Reduction Percentage relating to the sale of such Specified Asset.

 "Line of Credit Loan Maturity Date" means the date five (5) years from the date of this Agreement.

 "Line of Credit Note" means that certain Amended and Restated Line of Credit Note of even date herewith from Borrower to Bank, in the principal amount of $100,000,000.00, and includes any amendment to or modification of such note and any promissory note given in extension or renewal of, or in substitution for, such note.

 "Liquid Assets" means, as of an applicable time, the following, so long as the same is not subject to any Lien nor subject to any restriction on transferability, whether imposed under applicable Law, by agreement, or otherwise: (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the applicable time; (ii) certificates of deposit and time deposits having maturities of six months or less from the applicable time and issued by any commercial bank organized under the laws of the United States of America or any state thereof having combined capital and surplus of not less than $500,000,000; (iii) commercial paper of an issuer rated at least A-1 by Standard & Poor's Ratings Services ("S&P") or P-1 by Moody's Investor's Service, Inc.

("Moody's"), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the applicable time; (iv) securities with maturities of one year or less from the applicable time and issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody's; (v) securities with maturities of six months or less from the applicable time and backed by standby letters of credit by Bank or any commercial bank satisfying the requirements of clause (ii) of this definition; (vi) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (i) through (iii) of this definition; and (vii) publicly traded securities listed on a nationally recognized securities exchange in the United States.

 "Loan Documents" means this Agreement, the Notes, the Guaranty, the Closing Certificates, and any and all other agreements, documents and instruments of any kind executed or delivered in connection with, or evidencing, securing, guaranteeing or relating to, the Loans, whether heretofore, simultaneously herewith or hereafter delivered, together with any and all extensions, revisions, modifications or amendments at any time made to any of the foregoing (but specifically excluding any Wells Fargo Swap Documents).

 "Loans" means the loans and other extensions of credit, if any, being made by Bank to Borrower pursuant to this Agreement, including, but not limited to, the Line of Credit Loan and the Letters of Credit.

 "Long-Term Indebtedness" means at any date any Indebtedness which matures (or the maturity of which may, at the option of the applicable Person, be extended such that it matures) more than one year after such date.

 "Margin" means three-quarters of one percent (0.75%).

 "Material Adverse Change" means, as reasonably determined by Bank, and with respect to any event, act, condition or occurrence of whatever nature (including events, acts, conditions or occurrences affecting the road construction equipment manufacturing industry generally and any changes in general economic or financial conditions or markets), whether singly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences, whether or not related, a material adverse change in, or a material adverse effect upon, any of (a) the financial condition, operations, business or properties of Borrower and the other Members of the Borrower Consolidated Group taken as a whole (either on a current or forecast economic or financial accounting basis), (b) the rights and remedies of Bank under the Loan Documents, or the ability of Borrower and the Members of the Borrower Consolidated Group, taken as a whole, to perform the obligations under the Loan Documents, taken as a whole, to which they are a party, or (c) the legality, validity or enforceability of any Loan Document.

 "Material Contract" means any contract or agreement to which any Member of the Borrower Consolidated

Group is a party, by which any Member of the Borrower Consolidated Group or its properties are bound, or to which any Borrower of the Borrower Consolidated Group is subject and which contract or agreement (i) pursuant to its terms provides for payments or receipts by such Person which might reasonably be expected to exceed $10,000,000.00 during any Fiscal Year; or (ii) if on account of any breach or termination thereof, might reasonably be expected to result a Material Adverse Change.

 "Material Member of the Borrower Consolidated Group" means, as of an applicable time, any Member of the Borrower Consolidated Group (a) whose EBITDA exceeds five percent (5.0%) of the EBITDA of the Borrower Consolidated Group, or (b) whose Tangible Net Worth exceeds five percent (5.0%) of the Tangible Net Worth of the Borrower Consolidated Group.

“Member of the Borrower Consolidated Group” has the meaning set forth in the definition of “Borrower Consolidated Group”.

 "Most Recent Financial Statements" means the audited balance sheet and income statement of the Borrower Consolidated Group dated as of December 31, 2011.

 "Net Cash Proceeds" means (i) in the case of any Casualty or Condemnation Event, the aggregate cash proceeds of insurance, condemnation awards and other compensation received by any Member of the Borrower Consolidated Group in respect of such Casualty or Condemnation Event less (x) reasonable fees and expenses incurred by such Person in connection therewith, (y) contractually required repayments of Indebtedness to the extent secured by Liens on the property subject to such Casualty or Condemnation Event, and (z) any income or transfer taxes paid or payable by such Person as a result of such Casualty or Condemnation Event; and (ii) in the case of any Asset Disposition, the aggregate cash payments received by any Member of the Borrower Consolidated Group in connection therewith, less (x) reasonable fees and expenses incurred by such Person in connection therewith, (y) Indebtedness to the extent the amount thereof is secured by a Lien on the property that is the subject of such Asset Disposition and the transferee of (or holder of the Lien on) such Property requires that such Indebtedness be repaid as a condition to such Asset Disposition, and (z) any income or transfer taxes paid or payable by such Person as a result of such Asset Disposition.

 "Net Income" means the net income of an applicable Person for an applicable period as determined in accordance with Generally Accepted Accounting Principles, but excluding for purposes of determining any financial ratios under this Agreement, all Extraordinary Items and any Income Tax Expense on such Extraordinary Items and any tax deductions or credits on account of such Extraordinary Items.

 "Non-Capitalized Lease" means any lease other than a Capitalized Lease.

 "Notes" means the Line of Credit Note and any other notes delivered by Borrower to Bank pursuant to this Agreement.

 "Notice of Borrowing" means a notice from a Borrower's Representative in form and substance satisfactory to Bank, such Notice of Borrowing to be substantially in the form attached hereto as Exhibit "C".

 "Notice of Conversion/Continuation" means a notice from a Borrower's Representative in form and substance satisfactory to Bank, such Notice of Conversion/Continuation to be substantially in the form attached hereto as Exhibit "D".

 "Notice of Issuance" means a notice from Borrower to Bank to be made by telephone and confirmed in writing, specifying therein the information as may be reasonably required by Bank with respect to the issuance of any Letter of Credit under this Agreement.

 "Obligations" means the obligations (including obligations of performance) and liabilities of any Borrower Party to any Bank Party of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, or acquired by any Bank Party from any source, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by any agreement or instrument, and whether incurred as maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, and whether or not arising out of, incurred pursuant to and/or in connection with any Loan Document or Wells Fargo Swap Document, and any and all extensions and renewals of any of the same, including but not limited to the obligation:

(A) To pay the principal of and interest on the Notes in accordance with the respective terms thereof and/or hereof, including any and all extensions, modifications, and renewals thereof and substitutions therefor;

(B) To pay, repay or reimburse Bank for all amounts owing hereunder and/or under any of the other Loan Documents, including the Reimbursement Obligation and all Indemnified Losses and Default Costs;

(C) To pay, repay or reimburse to Bank Party the Wells Fargo Swap Obligations; and

(D) To reimburse Bank, on demand, for all of Bank's expenses and costs, including Attorneys' Fees and expenses of Bank's counsel, in connection with the preparation, administration, amendment, modification, or enforcement of this Agreement and the documents required hereunder, including, without limitation, any proceeding brought or threatened to enforce payment of any of the obligations referred to in the foregoing paragraphs (A), (B), and (C).

 "OEP" means Osborn Engineered Products SA (Pty) Ltd., a South African corporation.

 "Ordinary Course of Business" means an action taken by a Person only if:

(A) Such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

(B) Such action is not required to be authorized by the Governing Body of such Person pursuant to applicable Laws; and

(C) Such action is similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same or a related line of business as such Person.

 "Organizational Documents" means (i) the articles of incorporation and the bylaws of a corporation, (ii) the partnership agreement and any statement of partnership of a general partnership, (iii) the limited partnership agreement and the certificate of limited partnership of a limited partnership, (iv) the articles of organization and the operating agreement of a limited liability company, (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person, and (vi) any amendment to any of the foregoing.

 "Participant" means any bank, financial institution, Affiliate of Bank, or other entity which enters into a participation agreement with Bank and/or to whom Bank assigns all or a portion of its rights and obligations under this Agreement.

 "Permitted Acquisition" means any Acquisition (i) with an Acquisition amount of $50,000,000.00 or more if approved by Bank, and (ii) with an Acquisition amount of less than $50,000,000.00 if:

(A) The business acquired is a Permitted Line of Business;

(B) Any securities given as consideration therewith are securities of Borrower;

(C) Immediately after the Acquisition, the business so acquired (and the assets constituting such business) shall be owned and operated by Borrower or another Member of the Borrower Consolidated Group;

(D) No Default shall have occurred and be continuing at the time of the consummation of such Acquisition or would exist immediately after such Acquisition;

(E) With respect to any Acquisition with an acquisition amount of $10,000,000.00 or more, Borrower shall have delivered to Bank a pro-forma compliance certificate demonstrating that, on a pro-forma basis, after giving effect to the Acquisition, (i) the ratio of Funded Debt to Capitalization of the Borrower Consolidated Group shall not exceed 0.20 to 1.00, and (ii) such Acquisition would not give rise to a Financial Covenant Default as of the consummation of the Acquisition, or a Financial Covenant Default during the one-year period following the consummation of such Acquisition; and

(F) Any other Acquisition that may be approved in writing by Bank from time to time.

 "Permitted Indebtedness" means:

(A) The Loans;

(B) The Existing Indebtedness, and any renewals, extensions, refinancings and refundings, in whole or in part, of Existing Indebtedness;

(C) Indebtedness otherwise expressly permitted under the terms of this Agreement or any other Loan Document, if any;

(D) Indebtedness arising under any Wells Fargo Swap Document;

(E) Any Indebtedness arising under any Swap Document entered into as a result of the compliance with any affirmative covenant of any Member of the Borrower Consolidated Group set forth in any Loan Document;

(F) Indebtedness incurred in the applicable Person's Ordinary Course of Business (including the reimbursement obligations of AIC under letters of credit issued for the account of AIC to secure the obligations of AIC under workers' compensation insurance policies issued on its behalf) and not incurred through the borrowing of money, provided that such Indebtedness is either Unsecured Indebtedness or Indebtedness secured by a Permitted Lien;

(G) Subordinated Debt;

(H) Capital leases and purchase money Indebtedness in an aggregate amount not to exceed $10,000,000.00 at any one time outstanding;

(I) Indebtedness of a Person assumed by a Member of the Borrower Consolidated Group in connection with a Permitted Acquisition not to exceed $50,000,000.00;

(J) Indebtedness of Foreign Subsidiaries in an aggregate amount that shall not exceed $50,000,000.00 at any time;

(K) Unsecured Indebtedness in the form of a seller note executed by one or more Members of the Borrower Consolidated Group in favor of the seller thereof in connection with a Permitted Acquisition to evidence a hold-back in the purchase price or to otherwise represent the deferred payment of the purchase price in connection with such Permitted Acquisition, in an amount not to exceed 25% of the acquisition consideration for such Permitted Acquisition;

(L) Indebtedness owing to a Member of the Borrower Consolidated Group;

(M) Guaranties by any Member of the Borrower Consolidated Group of any Indebtedness permitted to be incurred hereunder;

(N) Indebtedness (other than Indebtedness specified in clauses (A) through (M) above) in an aggregate amount that shall not exceed $50,000,000.00 at any time; and

(O) Any other Indebtedness that may be approved in writing by Bank from time to time.

 "Permitted Investments" means:

(A) Liquid Assets;

(B) Purchases and acquisitions of inventory, supplies, materials and equipment in the Ordinary Course of Business;

(C) Investments consisting of loans and advances to employees for reasonable travel, relocation and business expenses in the Ordinary Course of Business or prepaid expenses incurred in the Ordinary Course of Business;

(D) Investments consisting of Permitted Indebtedness and Permitted Acquisitions;

(E) Existing Investments;

(F) Investments in the form of guaranties of Indebtedness permitted under Section 7.2(F) hereof;

(G) (i) Investments in Domestic Subsidiaries and (ii) Investments in Foreign Subsidiaries after the date hereof for purposes of this clause (ii) in an amount not to exceed $50,000,000.00;

(H) Investments (other than Investments specified in clauses (A) through (G) above) in an aggregate amount that shall not exceed $25,000,000.00 at any time; and

(I) Any other Investments that may be approved in writing by Bank from time to time.

 "Permitted Liens" means:

(A) Customary Permitted Liens;

(B) Liens securing Permitted Indebtedness assumed in connection with a Permitted Acquisition (so long as such Lien was not created in contemplation of such Permitted Acquisition);

(C) Liens on the assets of Foreign Subsidiaries to secure Indebtedness permitted by clause (J) of the definition of "Permitted Indebtedness";

(D) Liens securing the Indebtedness permitted by clauses (H) and (L) of the definition of "Permitted Indebtedness", and any modification, replacement, renewal or extension thereof, so long as such Lien does not secure more than 100% of the purchase price of the assets acquired with such Indebtedness; and

(E) Any other Liens that may be approved in writing by Bank from time to time.

 "Permitted Line of Business" means the business engaged in by Borrower or another Member of the Borrower Consolidated Group as of the date of this Agreement, and businesses reasonably related or ancillary thereto or reasonable extensions thereof.

 "Permitted Pro Forma Adjustments" means, as applied to any Permitted Acquisition after the date of Closing, any adjustment to the actual results of operations of such Person or business unit that are permitted to be recognized in pro forma financial statements prepared in accordance with Regulation S-X of the Securities Act of 1933 or that otherwise reflect verifiable and adequately documented synergies and cost-savings (including cost-savings for, among other items, officer and employee compensation, insurance expenses, interest expense, rental expense, and other overhead expense, and other quantifiable expenses which are not anticipated to be incurred on an ongoing basis following consummation of such Permitted Acquisition) .

 "Permitted Transfers of Assets" means any Asset Disposition which is:

(A) a sale of Inventory in the Ordinary Course of Business;

(B) an Asset Disposition between Borrower Parties;

(C) an Asset Disposition constituting a Permitted Investment;

(D) an Asset Disposition other than Inventory if, in a single transaction or series of related transactions, the consideration paid therefor is $5,000,000.00 or less;

(E) an Asset Disposition (in a single transaction or a series of related transactions) where the value of the assets so disposed of exceeds ten percent (10%) of the Total Assets of the Borrower Consolidated Group (as of the time of the disposition), if (i) Bank is provided at least thirty (30) days prior written notice of such Asset Disposition, and (ii) any Net Cash Proceeds from such Asset Disposition are paid as a prepayment of the Loans as and when required by Section 4.3(C) of this Agreement, and (iii) immediately prior to such Asset Disposition, and after giving effect to such Asset Disposition, no Default would exist;

(F) Any transfer arising from the termination of any Swap Document, if such termination does not give rise to a Default; and

(G) Asset Dispositions by Foreign Subsidiaries.

 "Person" means any individual, corporation, partnership, limited partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, joint venture, court or Governmental Authority.

 "Petroleum Products" means "petroleum products" as defined under any applicable Environmental Law.

 "Place for Payment" means a place for payment as from time to time designated by Bank, which place for payment currently is at the address of Bank as hereinafter provided for with respect to notices.

 "Plans" means all Single Employer Plans and Multiple Employer Plans, both as defined in ERISA.

 "PPC" means Peterson Pacific Corp., an Oregon corporation.

 "Prohibited Transaction" means a "prohibited transaction" as defined in ERISA.

 "Quarter" means a period of time of three consecutive calendar months.

 "Quarter-End" means the last day of each of the months of March, June, September, and December.

 "Real Property" means the real property owned by any Member of the Borrower Consolidated Group, or in which any such Person has a leasehold interest.

 "Records" means correspondence, memoranda, tapes, discs, microfilm, microfiche, papers, books and other documents, or transcribed information of any type, whether expressed in ordinary or machine language, and all filing cabinets and other containers in which any of the foregoing is stored or maintained.

 "Regulation T", "Regulation U", and "Regulation X" means Regulation T, Regulation U, and Regulation X, respectively, of the Board of Governors of the Federal Reserve System as now or from time to time hereafter in effect and shall include any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

 "Reimbursement Obligation" means the obligation of Borrower to pay the amounts required under Section 3.2 of this Agreement.

 "Reportable Event" means a "reportable event" as defined in Section 4043(c) of ERISA, but excluding events for which reporting has been waived.

 "Responsible Officers" means the president, chief executive officer and chief financial officer of Borrower.

 "RI" means Roadtec, Inc., a Tennessee corporation.

 "RIP" means RI Properties, Inc.,  a South Dakota corporation.

 "Solid Wastes" means "solid wastes" as defined under any applicable Environmental Law.

 "Solvent" and "Solvency" mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

 "Subordinated Debt" means any Indebtedness of any Member of the Borrower Consolidated Group which is the subject of a subordination agreement reasonably acceptable to and approved by Bank.

 "Subsidiary" means, as to any Person (the "first person"), another Person (the "second person") with respect to which such first person directly or indirectly through one or more intermediaries, controls such second person (and a first person shall be deemed to have control if such first person, directly or indirectly, has rights to exercise Voting Power to elect a majority of the members of the Governing Body of the second person).

 "Swap Documents" means (A) any agreement (including terms and conditions incorporated by reference therein) which is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing); (B) any combination of the foregoing; or (C) any master agreement for any of the foregoing, as any of the foregoing may be amended or supplemented from time to time.

 "Tangible Net Worth" means, at any time with respect to an applicable Person, Equity Owners' Equity, plus Subordinated Debt, less the sum of:

(A) Any surplus resulting from any write-up of assets subsequent to the date of Closing;

(B) Goodwill, including any amounts, however designated on a balance sheet of such Person, representing the excess of the purchase price paid for assets or stock acquired over the value assigned thereto on the books of such Person;

(C) Patents, trademarks, trade names and copyrights;

(D) Any amount at which shares of Equity Interests of such Person appear as an asset on such Person's balance sheet;

(E) Loans and advances to Affiliates, stockholders, directors, officers or employees (other than Subordinated Debt);

(F) Unamortized deferred expenses;

(G) Equity investments in Affiliates of any nature; and

(H) Any other amount in respect of an asset that, in accordance with Generally Accepted Accounting Principles, should be classified as an intangible asset on a balance sheet of such Person.

 "Taxes and Regulatory Costs" mean any and all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority and related in any manner to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, assessment rates imposed by the Federal Deposit Insurance Corporation, or similar requirements or costs imposed by any domestic or foreign governmental authority or resulting from compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority and related in any manner to LIBOR to the extent they are not included in the calculation of LIBOR.  In determining which of the foregoing are attributable to any LIBOR option available to Borrower hereunder, any reasonable allocation made by Bank among its operations shall be conclusive and binding upon Borrower.

 "Third Person" means a Person not a party to this Agreement.

 "TI" means Telsmith, Inc., a Delaware corporation.

 "Total Assets" means the total assets of an applicable Person as of an applicable time, determined in accordance with Generally Accepted Accounting Principles.

 "Unfunded Pension Liability" means "unfunded pension liability" as defined in ERISA.

 "Unsecured Indebtedness" means Indebtedness not secured by any Lien.

 "Unused Fee" means the fee payable by Borrower to Bank in arrears on each Quarter-End, as determined by Bank as of such Quarter-End in an amount equal to (A) the product of (i) 0.175%, multiplied by (ii) the daily average of the Unused Line of Credit Loan Amount during such Quarter, divided by (B) four (4):

 "Unused Line of Credit Loan Amount" means at any time (i) the Line of Credit Loan Amount, minus (ii) the Available Amount of the Letters of Credit, minus (iii) any outstanding Letter of Credit Advances, minus (iv) any outstanding Line of Credit Loan Advances.

 "U.S. Subsidiary" means a Subsidiary that is a Registered Organization organized under the Laws of a state of the United States and substantially all of whose assets are located in the United States.

 "Voting Power" means, with respect to any Person, the right to vote for the election of the Governing Body of such Person under ordinary circumstances.

 "Wells Fargo Swap Documents" means any Swap Documents entered into between any Borrower Party and any Bank Party.

 "Wells Fargo Swap Obligations" means the obligations (including obligations of performance) and liabilities of any Borrower Party to any Bank Party of every kind and description whatsoever, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, contracted or arising, or acquired by Bank Party from any source, joint or several, liquidated or unliquidated, regardless of how they arise or by what agreement or instrument they may be evidenced or whether they are evidenced by any agreement or instrument, and whether incurred as counterparty, maker, endorser, surety, guarantor, general partner, drawer, tort-feasor, indemnitor, account party with respect to a letter of credit or otherwise, and arising out of, incurred pursuant to and/or in connection with any Wells Fargo Swap Document, and any and all extensions and renewals of any of the same.

 "Wholly-Owned Subsidiary" means a Subsidiary of Borrower whose entire Equity Interests and Voting Power is owned by Borrower or by another Wholly-Owned Subsidiary of Borrower.

 "Without Notice" means without demand of performance or other demand, advertisement, or notice of any kind to or upon the applicable Person, except as may be required under applicable Laws or by express provision of any Loan Document.

1.2 Accounting Terms.

(A) Accounting terms used and not otherwise defined in this Agreement have the meanings determined by, and all calculations with respect to accounting or financial matters unless otherwise provided herein shall be computed in accordance with, Generally Accepted Accounting Principles.

(B) If any change in the accounting principles used in the preparation of the most recent financial statements referred to in Section 7.1 is hereafter required or permitted by the rules, regulations, pronouncements and opinions of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successors thereto) and such change is adopted by Borrower with the agreement of Borrower’s accountants and results in a change in any of the calculations required by Section 7.3 that would not have resulted had such accounting change not occurred, the parties hereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such change such that the criteria for evaluating compliance with such covenants by Borrower shall be the same after such change as if such change had not been made; provided, however, that no change in Generally Accepted Accounting Principles that would affect a calculation that measures compliance with any covenant contained in such Section shall be given effect until such provisions are amended to reflect such changes in Generally Accepted Accounting Principles.

1.3 UCC Terms.  As used herein, unless the context clearly requires to the contrary, terms not specifically defined herein shall have the same respective meanings as are given to those terms in the Uniform Commercial Code as presently adopted and in effect (i) with respect to Borrower, in the State of Tennessee, and (ii) with respect to any other Member of the Borrower Consolidated Group, the state of organization of such Member of the Borrower Consolidated Group.

1.4 Construction of Terms.  Whenever used in this Agreement, the singular number shall include the plural and the plural the singular, pronouns of one gender shall include all genders, use of the terms "herein", "hereof", and "hereunder" shall be deemed to be references to this Agreement in its entirety unless otherwise specifically provided, and the word "discretion" means in the sole and absolute discretion of the applicable Person(s).

1.5 Computation of Time Periods.  For purposes of computation of periods of time hereunder, the word "from" means "from and including", the words "to" and "until" each mean "to but excluding", and the word "through" means "through and including".

1.6 Computation of Financial Covenants.

(A) For purposes of computation of the financial covenants set forth in this Agreement, such computation shall be made by Bank (i) as of each Quarter-End, based on the Compliance Certificate most recently delivered in accordance with the terms of this Agreement, (ii) determined on a Consolidated Basis, and (iii) based on an Annualized Rolling Period, if applicable (including an annualization with respect to income and losses attributable to Permitted Acquisitions).

(B) For purposes of making all financial calculations to determine compliance with Section 7.3 of this Agreement, all components of such calculations shall be adjusted to include (in the case of Permitted Acquisitions) or exclude (in the case of Asset Dispositions), as the case may be, without duplication, such components of such calculations attributable to any business or assets that have been acquired or disposed of by Borrower or any of its Subsidiaries, including through Permitted Acquisitions or Asset Dispositions, after the first day of the applicable period of determination and prior to the end of such period, as determined in good faith by Borrower utilizing Permitted Pro Forma Adjustments.

1.7 Reference to Borrower Parties and Bank Parties.  Any reference in this Agreement or any other Loan Document to (i) "Borrower Party" shall mean each and any Borrower Party, singularly; (ii) "Borrower Parties" shall mean all the Borrower Parties, collectively; (iii) "Bank Party" shall mean each and any Bank Party, singularly; and (iv) "Bank Parties" shall mean all the Bank Parties, collectively.

1.8 Wells Fargo Swap Documents.  Notwithstanding any provision of this Agreement, any Loan Document or any Wells Fargo Swap Document to the contrary, (i) no covenant or agreement of Borrower Party shall prohibit Borrower Party from entering into any Wells Fargo Swap Document; and (ii) the right of Bank to accelerate any of the Obligations shall not be construed to require the termination or unwinding of any transactions the subject of any Wells Fargo Swap Documents.

1.9 Bank as Agent for Other Bank Parties.  To the extent that any Lien is granted to Bank in this Agreement or under any Loan Document as security for any Obligation of any Borrower Party to any Bank Party other than Bank, the Lien so granted shall be deemed to be a Lien granted to Bank as agent for such other Bank Party, without the necessity of any act or consent of any Person.

1.10 Appointment of Borrower as Agent for Other Borrower Parties.  Each Borrower Party (other than Borrower), separately and severally, hereby appoints and designates Borrower as such Borrower Party's agent and attorney-in-fact to act on behalf of such Borrower Party for all purposes of the Loan Documents.  Borrower shall have authority to exercise on behalf of each other Borrower Party all rights and powers that Borrower deems, in its sole discretion, necessary, incidental or convenient in connection with the Loan Documents, including the authority to execute and deliver certificates, documents, agreements and other instruments referred to in or contemplated by the Loan Documents, give all notices, approvals and consents required or requested from time to time by Bank and take any other actions and steps that a Borrower Party could take for its own account in connection with the Loan Documents from time to time, it being the intent of each Borrower Party (other than Borrower) to grant to Borrower plenary power to act on behalf of each other Borrower Party in connection with and pursuant to the Loan Documents.  The appointment of Borrower as agent and attorney-in-fact for the other Borrower Parties hereunder shall be coupled with an interest and be irrevocable so long as any Loan Document shall remain in effect.  Bank need not obtain any consent or approval from any Borrower Party for any act taken by Borrower pursuant to any Loan Document, and all such acts shall bind and obligate Borrower and the other Borrower Parties, jointly and severally.  Bank may rely on any representation or request made or action taken by Borrower in connection with the Loan Documents as authorized by the other Borrower Parties.  Each Borrower Party (other than Borrower) forever waives and releases any claim (whether now or hereafter arising) against Bank based on Borrower's lack of authority to act on behalf of any other Borrower Party in connection with the Loan Documents.

ARTICLE II

2. THE LINE OF CREDIT LOAN

2.1 General Terms.  Subject to the terms hereof, Bank will lend Borrower, from time to time until the Line of Credit Loan Advancement Termination Date, such amounts which shall not exceed, in the aggregate principal amount at any one time outstanding, the Unused Line of Credit Loan Amount.  Subject to the terms hereof, Borrower may borrow, repay without penalty or premium, and reborrow hereunder, from the date of this Agreement until the Line of Credit Loan Advancement Termination Date.  If at any time the unpaid principal balance of the Line of Credit Loan exceeds the amount Borrower could borrow at such time as set forth herein, Borrower shall immediately upon demand of Bank pay or cause to be paid such amounts to Bank, to the extent necessary to reduce the Line of Credit Loan to an amount which Borrower could borrow at that time.

2.2 Disbursement of the Line of Credit Loan.

(A) Except as otherwise provided in a Cash Management Agreement, in order to obtain a Line of Credit Loan Advance, a Borrower's Representative shall deliver a Notice of Borrowing to Bank (i) with respect to a Line of Credit Loan Advance to be made at Closing, not later than the time of Closing, and (ii) with respect to any other Line of Credit Loan Advance, no later than 1:00 p.m. (Charlotte, North Carolina time) on a date not less than one (1) Business Day prior to the date such Line of Credit Loan Advance is sought.

(B) After Bank's receipt of such funds and upon fulfillment of any applicable conditions set forth in this Agreement, Bank will make such funds available to Borrower by crediting Borrower's deposit account with Bank.

(C) Notwithstanding anything contained herein to the contrary, Borrower shall not be entitled to receive, nor shall Bank be required to disburse, any Line of Credit Loan Advance after the Line of Credit Loan Advancement Termination Date.

2.3 The Line of Credit Note.  Borrower's obligation to repay the Line of Credit Loan shall be evidenced by the Line of Credit Note.

2.4 Interest Rate.   Except as provided in Section 4.7(B) of this Agreement, during the entire term of the Line of Credit Note, the outstanding principal balance of the Line of Credit Note shall bear interest at the Adjusted Daily One Month LIBOR Rate.

2.5 Payments of Principal and Interest.  Principal and interest on the Line of Credit Loan shall be payable as follows:

(A) On the first Interest Payment Due Date following the date of the Line of Credit Note, and on each successive Interest Payment Due Date thereafter until the entire indebtedness evidenced by the Line of Credit Note is paid in full, Borrower shall pay to Bank all accrued and unpaid interest on the outstanding principal balance of the Line of Credit Note.

(B) If not earlier demanded pursuant to Section 8.3 of this Agreement, the outstanding principal balance of the Line of Credit Loan, together with all accrued and unpaid interest thereon, shall be due and payable to Bank on the Line of Credit Loan Maturity Date.

2.6 Use of Proceeds.  The proceeds of the Line of Credit Loan shall be used by Borrower (i) to pay fees and expenses associated with the closing of the Line of Credit Loan; (ii) for working capital and general corporate purposes of the Borrower Consolidated Group.

ARTICLE III

3. LETTERS OF CREDIT

3.1 Existing Letters of Credit.  Borrower and Bank acknowledge that Bank has issued the Existing Letters of Credit, which will remain outstanding subsequent to the date of this Agreement in accordance with their terms.  Borrower and Bank agree that the Existing Letters of Credit shall be deemed to be Letters of Credit issued under this Agreement, and shall be subject to all of the terms and conditions of the Loan Documents, including, without limitation, Section 3.3 of this Agreement.

3.2 Issuance of Letters of Credit.  Subject to the terms hereof, Borrower may request Bank, on the terms and conditions hereinafter set forth, to issue, and Bank shall issue, Letters of Credit for the account of Borrower from time to time on any Business Day in an aggregate Available Amount for all Letters of Credit not to exceed at any time the Letter of Credit Commitment on such Business Day.  No Letter of Credit shall have an expiration date (including all rights of Borrower or the beneficiary to require renewal) later than the earlier of (i) 15 days before the Line of Credit Loan Maturity Date, or (ii) one year after the date of issuance thereof.  In order for a Letter of Credit to be issued, a Borrower’s Representative shall deliver a Notice of Issuance to Bank not later than 10:30 a.m. (Charlotte, North Carolina time) on a date not less than three (3) Business Days prior to the date the issuance of such Letter of Credit is sought, such Notice of Issuance to be accompanied by the form of the Letter of Credit to be issued.  If (i) the requested form of such Letter of Credit is acceptable to Bank in its discretion, and (ii) if required by Bank, upon execution and delivery of a Letter of Credit Agreement in form and substance satisfactory to Bank, Bank will, subject to the other terms and conditions of this Agreement, issue such Letter of Credit.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

3.3 Reimbursement and Other Payments. Borrower agrees to pay to Bank immediately upon demand of Bank (i) at the time when Bank shall pay any draft presented under any Letter of Credit, a sum equal to the amount so paid under such Letter of Credit, plus (ii) interest at the Default Rate on any amount remaining unpaid by Borrower to Bank under clause (i) above from such time until payment in full.   Notwithstanding the foregoing, so long as the conditions for Advances set forth in Section 5.2 are satisfied, and unless otherwise elected by Borrower to the contrary, each drawing under a Letter of Credit may be reimbursed by the making of a Line of Credit Loan Advance in an amount equal to such drawing.

ARTICLE IV

4. PAYMENTS, ADDITIONAL COSTS, ETC.

4.1 Payment to Bank.

(A) All monies payable to Bank under this Agreement or under the Notes shall be paid directly to Bank in immediately available funds at the Place for Payment.  If Bank shall send Borrower statements of amounts due hereunder, such statements shall be considered correct and conclusively binding on Borrower unless Borrower notifies Bank to the contrary within thirty (30) days of its receipt of any statement which it deems to be incorrect.

(B) All payments to be made by Borrower hereunder will be made to Bank at the Place for Payment not later than 1:00 p.m. (Charlotte, North Carolina time).  Payments received at the Place for Payment after 1:00 p.m. (Charlotte, North Carolina time) shall be deemed to be payments made  at the Place for payment prior to 1:00 p.m. (Charlotte, North Carolina time) on the next succeeding Business Day.  Borrower hereby authorizes Bank to charge its accounts with Bank in order to cause timely payment of amounts due hereunder to be made.

(C) At the time of making each such payment, Borrower shall, subject to the other terms and conditions of this Agreement, specify to Bank the Loan or other obligation of Borrower hereunder to which such payment is to be applied.  In the event that Borrower fails to so specify the relevant Loan or if an Event of Default shall have occurred and be continuing, Bank may apply such payments as it may determine in its discretion.

4.2 Late Payments.  If any scheduled payment, whether principal, interest or principal and interest, is late, Borrower agrees to pay a late charge equal to five percent (5%) of the amount of the payment which is late, but not more than the maximum amount allowed by applicable Laws.  The foregoing provision shall not be deemed to excuse a late payment or be deemed a waiver of any other rights Bank may have under this Agreement, including, subject to the terms hereof, the right to declare the entire unpaid principal and interest immediately due and payable.

4.3 Prepayments.

(A) Borrower may prepay or cause to be prepaid any Loan (or portion thereof) which bears interest at the Adjusted Daily One Month LIBOR Rate (and/or permanently reduce or terminate the Line of Credit Loan) in whole or, from time to time, in part, without premium or penalty.

(B) Borrower may prepay any Loan which bears interest determined in relation to LIBOR at any time and in the minimum amount of $25,000.00; provided however, that if the outstanding principal balance of such portion of such Loan is less than said amount, the minimum prepayment amount shall be the entire outstanding principal amount of such Loan.  In consideration of Bank providing this prepayment option to Borrower, or if any such portion of any Loan shall become due and payable at any time prior to the last day of the Fixed Rate Term applicable thereto by acceleration or otherwise, Borrower shall pay to Bank immediately upon demand a fee shall be an amount equal to the then present value of (A) the amount of interest that would have accrued on such Loan for the remainder of the Fixed Rate Term at the rate applicable to such Loan, less (B) the amount of interest that would accrue on the same Loan for the same period if LIBOR were set on the date on which such Loan was prepaid, calculating present value by using as a discount rate LIBOR quoted on such date.  Upon Borrower’s request, Bank shall provide Borrower with a statement setting forth the calculation of such prepayment fee.  Borrower acknowledges that prepayment of such amount may result in Bank incurring additional costs, expenses and/or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses and/or liabilities.  Borrower, therefore, agrees to pay the above-described prepayment fee and agrees that said amount represents a reasonable estimate of the prepayment costs, expenses and/or liabilities of Bank.  If Borrower fails to pay any prepayment fee when due, the amount of such prepayment fee shall thereafter bear interest until paid at the Default Rate.

(C) Except as may otherwise be agreed to by Bank, promptly upon the receipt of any Net Cash Proceeds in an amount in excess of $10,000,000.00 and arising from an Asset Disposition or a Casualty or Condemnation Event, Borrower shall pay such Net Cash Proceeds to Bank to be applied as a prepayment of the Loans without a permanent reduction in the Line of Credit Loan Amount, except as specifically described in the definition of "Line of Credit Loan Amount".

(D) All partial prepayments, whether voluntary or mandatory, shall be applied against principal and interest as Bank may determine in its discretion, provided that no prepayment shall entitle Borrower to cease making any payment as otherwise scheduled hereunder.

(E) No prepayment of any Loan shall alter the notional amount of any transaction under any Wells Fargo Swap Document or otherwise affect any Borrower Party's obligations under any Wells Fargo Swap Documents, which shall remain in full force and effect notwithstanding such prepayment, subject to the terms of such Wells Fargo Swap Documents.

4.4 Default Rate.  Notwithstanding any provision herein or in any other Loan Document to the contrary, upon the occurrence and during the continuance of an Event of Default, the interest rate payable on the Loans shall be the Default Rate.

4.5 No Setoff or Deduction.  Except as may otherwise be ordered by any appropriate Governmental Authority, all payments of principal of and interest on the Loan and other amounts payable by Borrower hereunder shall be made by Borrower without setoff or counterclaim, and, subject to the next succeeding sentence, free and clear of, and without deduction or withholding for, or on account of, any present or future taxes, levies, imposts, duties, fees, assessments, or other charges of whatever nature, imposed by any Governmental Authority, or by any department, agency or other political subdivision or taxing authority.  If any such taxes, levies, imposts, duties, fees, assessments or other charges are imposed, Borrower will pay such additional amounts as may be necessary so that payment of principal of and interest on the Loan and other amounts payable hereunder, after withholding or deduction for or on account thereof, will not be less than any amount provided to be paid hereunder and, in any such case, Borrower will furnish to Bank certified copies of all tax receipts evidencing the payment of such amounts within 30 days after the date any such payment is due pursuant to applicable Laws.

4.6 Payment on Non-Business Day; Payment Computations.  Except as otherwise provided in this Agreement to the contrary, whenever any installment of principal of, or interest on, any Loan or other amount due hereunder becomes due and payable on a day which is not a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, in the case of any installment of principal, interest shall be payable thereon at the rate per annum determined in accordance with this Agreement during such extension.

4.7 Special Provisions re: Interest Rates.

(A) Notations with Respect to LIBOR.  With respect to each LIBOR selection hereunder, Bank is hereby authorized to note the date, principal amount, interest rate and Fixed Rate Term applicable thereto and any payments made thereon on Bank's books and records (either manually or by electronic entry) and/or on any schedule attached to this Agreement or any Note, which notations shall be prima facie evidence of the accuracy of the information noted.

(B) Selection of Interest Rate Options.  At any time any portion of any Note bears interest at the Adjusted Daily One Month LIBOR Rate, Borrower may convert all or a portion thereof so that it bears interest at the Adjusted LIBOR Rate for a Fixed Rate Term designated by Borrower.  At any time any portion of any Note bears interest at the Adjusted LIBOR Rate, it may be continued by Borrower at the end of the Fixed Rate Term applicable thereto so that all or a portion thereof bears interest at the Adjusted Daily One Month LIBOR Rate or at the Adjusted LIBOR Rate for a new Fixed Rate Term designated by Borrower.  At such time as Borrower requests an Advance hereunder, or wishes to have all or a portion of the outstanding principal balance of any Note bear interest at the Adjusted LIBOR Rate, and at the end of each Fixed Rate Term, Borrower shall give Bank notice specifying (i) the interest rate option selected by Borrower; (ii) the principal amount subject thereto; and (iii) for each selection of the Adjusted LIBOR Rate, the length of the applicable Fixed Rate Term. Any such notice may be given by telephone (or such other electronic method as Bank may permit) so long as, with respect to each selection with respect to the Adjusted LIBOR Rate, (A) if requested by Bank, Borrower provides to Bank a Notice or Borrowing or a Notice of Conversion/Continuation (as applicable) in connection therewith not later than three (3) Business Days after such notice is given, and (B) such notice is given to Bank prior to 10:00 a.m. on the first day of the Fixed Rate Term, or at a later time during any Business Day if Bank, at its sole option but without obligation to do so, accepts Borrower's notice and quotes a fixed rate to Borrower.  If Borrower does not immediately accept a fixed rate when quoted by Bank, the quoted rate shall expire and any subsequent LIBOR request from Borrower shall be subject to a redetermination by Bank of the applicable fixed rate.  If no specific designation of interest is made at the time any Advance is requested hereunder, or at the end of any Fixed Rate Term, Borrower shall be deemed to have made a selection of the Adjusted Daily One Month LIBOR Rate for such Advance or the principal amount to which such Fixed Rate Term applied.

(C) Taxes and Regulatory Costs.  Borrower shall pay to Bank immediately upon demand, in addition to any other amounts due or to become due hereunder, and all Taxes and Regulatory Costs.

4.8 360-Day Year.  All interest payable under the Notes shall be calculated on the basis of a 360-day year by multiplying the outstanding principal amount by the applicable per annum rate, multiplying the product thereof by the actual number of days elapsed, and dividing the product so obtained by 360.

4.9 No Requirement to Actually Obtain Funds.  Notwithstanding the fact that the interest rate pursuant to the Loan may be calculated based upon Bank's cost of funds, Borrower agrees that Bank shall not be required actually to obtain funds from such source at any time.

4.10 Usury Limitation.  If, at any time, the interest rate payable on the Loans shall be deemed by any competent court of law or any Governmental Authority to exceed the maximum rate of interest permitted by any applicable Laws, then, for such time as the interest rate would be deemed excessive, its application shall be suspended and there shall be charged instead the maximum rate of interest permissible under such Laws, and any excess interest actually collected by Bank shall be credited as a partial prepayment of principal.

ARTICLE V

5. CONDITIONS PRECEDENT

The obligation of Bank to make the Line of Credit Loan and any Advance hereunder is subject to the following conditions precedent:

5.1 Documents Required for the Closing.  Prior to or concurrently with the Closing, the following instruments and documents, duly executed by all proper Persons and in form and substance satisfactory to Bank, shall have been delivered to Bank:

(A) This Agreement;

(B) The Line of Credit Note;

(C) The Guaranty;

(D) The Closing Certificates;

(E) With respect to each Member of the Borrower Consolidated Group, a certificate of an officer or other representative acceptable to Bank dated as of the date of this Agreement, certifying as to the incumbency and signatures of the representative(s) of such Person signing, as applicable, this Agreement and each of the other Loan Documents, and each other document to be delivered pursuant hereto, together with the following documents attached thereto:

(1) A copy of the resolutions of such applicable Person's Governing Body authorizing the execution, delivery and performance of this Agreement, each of the Loan Documents, and each other document to be delivered pursuant hereto, as applicable;

(2) A copy, certified as of the most recent date practicable by the secretary of state (or similar Governmental Authority) of the state, province, or other Jurisdiction where such Person is organized, of such Person's Organizational Documents filed with such secretary of state (or similar Governmental Authority);

(3) A copy of such Person's other Organizational Documents;

(F) A certificate, as of the most recent date practicable, of the secretary of state (or similar appropriate Governmental Authority) of each Jurisdiction in which each Member of the Borrower Consolidated Group is organized as to the existence and good standing of each such Person within such Jurisdiction;

(G) A written opinion of counsel to the Members of the Consolidated Group, dated as of the date of Closing and addressed to Bank, in form and substance acceptable to Bank;

(H) The Most Recent Financial Statements;

(I) UCC-11 reports showing no Liens, except for the Permitted Liens;

(J) Evidence satisfactory to Bank that the Members of the Borrower Consolidated Group have obtained all insurance policies as required under this Agreement and/or any of the other Loan Documents, together with evidence satisfactory to Bank that all premiums therefor have been paid and that all such policies are in full force and effect;

(K) Receipt and approval by Bank of all items reasonably required to be provided to Bank, and not otherwise set forth above; and

(L) All Indebtedness to be prepaid, redeemed or defeased with the proceeds of the initial Advance shall, simultaneously with the making of such initial Advance, have been satisfied and extinguished.

5.2 Certain Events Required for Closing and for all Advances.  At the time of the Closing, all legal matters incidental thereto shall be satisfactory to Gibbons Graham LLC (counsel to Bank), and at the time of Closing and at the time of each Advance, Bank shall be satisfied that:

(A) No Default shall have occurred and be continuing;

(B) No Material Adverse Change shall have occurred;

(C) All of the Loan Documents shall have remained in full force and effect;

(D) Borrower shall have paid all fees, expenses, costs, and other amounts then due and payable to Bank, including, but not limited to, the Fees; and

(E) There shall have been delivered to Bank evidence of insurance as required to be maintained under the Loan Documents.

5.3 Election to Make Advances Prior to Satisfaction of Conditions Precedent.  In the event Bank, at its option, elects to make one or more Advances prior to receipt and approval of all items required by this Article, such election shall not constitute any commitment or agreement of Bank to make any subsequent Advance until all items required by this Article have been delivered.

ARTICLE VI

6. REPRESENTATIONS AND WARRANTIES.

Each Member of the Borrower Consolidated Group represents and warrants to Bank (provided that it is understood that (i) with respect to Brazilian LLC, BTL, OEP, AMM and AAP, such representations and warranties are being made on their behalf by Borrower, and (ii) each such Person is making its representations only on its own behalf, and only to the extent of its knowledge with respect to any other Member of the Borrower Consolidated Group), knowing that Bank will rely on such representations and warranties as an inducement to make the Loans, that:

6.1 Existence.  Each of Borrower, AI, AUI, BTI, CEI, GI, HI, JCI, KPI and RI is a duly organized and existing Tennessee corporation in good standing, is duly qualified and in good standing as a foreign corporation in each Jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, and has full power and authority to consummate the transactions contemplated by this Agreement.  Each of AAI and TI is a duly organized and existing Delaware corporation in good standing, is duly qualified and in good standing as a foreign corporation in each Jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, and has full power and authority to consummate the transactions contemplated by this Agreement.  AIC is a duly organized and existing Vermont corporation in good standing, is duly qualified and in good standing as a foreign corporation in each Jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, and has full power and authority to consummate the transactions contemplated by this Agreement.  Each of AID, AIE and RIP is a duly organized and existing South Dakota corporation in good standing, is duly qualified and in good standing as a foreign corporation in each Jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, and has full power and authority to consummate the transactions contemplated by this Agreement.  AMS is a duly organized and existing Nevada corporation in good standing, is duly qualified and in good standing as a foreign corporation in each Jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, and has full power and authority to consummate the transactions contemplated by this Agreement.  CPP is a duly organized and existing Washington corporation in good standing, is duly qualified and in good standing as a foreign corporation in each Jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, and has full power and authority to consummate the transactions contemplated by this Agreement.  BTL is a duly organized and existing Ontario corporation in good standing, is duly qualified and in good standing as a foreign corporation in each Jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, and has full power and authority to consummate the transactions contemplated by this Agreement.  OEP is a duly organized and existing South African corporation in good standing, is duly qualified and in good standing as a foreign corporation in each Jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, and has full power and authority to consummate the transactions contemplated by this Agreement.  PPC is a duly organized and existing Oregon corporation in good standing, is duly qualified and in good standing as a foreign corporation in each Jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, and has full power and authority to consummate the transactions contemplated by this Agreement.  AMM is a duly organized and existing German limited liability company in good standing, is duly qualified and in good standing as a foreign limited liability company in each Jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, and has full power and authority to consummate the transactions contemplated by this Agreement.  AAP is a duly organized and existing Australian proprietary limited company in good standing, is duly qualified and in good standing as a foreign proprietary limited company in each Jurisdiction where the nature of its business or the ownership of its properties requires it to be so qualified, and has full power and authority to consummate the transactions contemplated by this Agreement.  Notwithstanding the foregoing, such representation as to the qualification to do business in foreign jurisdictions is limited to those foreign jurisdictions in which the failure to be so qualified would have a Material Adverse Effect.

6.2 Authority.  The execution, delivery and performance of all of the Loan Documents have been duly authorized by all requisite action by each Member of the Borrower Consolidated Group a party thereto.  All of the Loan Documents have been duly executed and delivered and constitute valid and binding obligations of each Member of the Borrower Consolidated Group a party thereto, enforceable in accordance with their respective terms (except as may be limited by applicable Bankruptcy Laws and other Laws affecting the enforceability of creditors' rights generally and principles of equity), and Bank will be entitled to the benefits of all of the Loan Documents.

6.3 Equity Owners.  Each Member of the Borrower Consolidated Group (other than Borrower and OEP, 93% of whose Voting Power and Equity Interests is owned by Borrower) is a Wholly-Owned Subsidiary, the Equity Interests of each Member of the Borrower Consolidated Group (other than Borrower) are owned by Borrower (or a Wholly-Owned Subsidiary) free and clear of all Liens.  The Equity Interests of each Member of the Borrower Consolidated Group have been validly issued, are fully paid and non-assessable.

6.4 Material Contracts.  Set forth on Schedule 6.4 is a complete and accurate list of all of the Material Contracts as of the Closing Date.

6.5 Consents or Approvals.

(A) Except for consents or approvals already obtained, or consents or approvals which if not obtained would not reasonably be expected to give rise to a Material Adverse Change, no consent or approval of any Third Person, and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Third Person is required with respect to the operation of the business of any Member of the Borrower Consolidated Group.

(B) No consent of any Third Person and no authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or other Third Person that is required has not been obtained either (i) for the due execution, delivery, recordation, filing or performance by any Member of the Borrower Consolidated Group of this Agreement or any other Loan Document or for the consummation of the transaction contemplated hereby, or (ii) for the exercise by Bank of its rights or remedies provided for in this Agreement or in any of the other Loan Documents.  All applicable waiting periods, if any, in connection with the transactions contemplated hereby have expired without any action having been taken by any Person restraining, preventing or imposing materially adverse conditions upon the rights of any Member of the Borrower Consolidated Group to enter into and perform its obligations under this Agreement.

6.6 Violations or Actions Pending.  There are no actions, suits or proceedings pending or, to the best of each Member of the Borrower Consolidated Group's knowledge, threatened, which, if determined adversely to the applicable Member of the Borrower Consolidated Group, might reasonably be expected to result in a Material Adverse Change.  No Member of the Borrower Consolidated Group is in violation of any agreement the violation of which will or might reasonably be expected to result in a Material Adverse Change, and no Member of the Borrower Consolidated Group is in violation of any order, judgment, or decree of any court, or any statute or governmental regulation to which any Member of the Borrower Consolidated Group is subject.  The execution and performance of any Loan Document by any Member of the Borrower Consolidated Group will not result in any breach of any mortgage, lease, credit or loan agreement or any other instrument that is binding on any Member of the Borrower Consolidated Group or its assets.

6.7 Affiliates.  No Member of the Borrower Consolidated Group has any Affiliates other than as disclosed on the Most Recent Financial Statements.

6.8 Existing Indebtedness.  There is not existing any default or event of default (after the expiration of any applicable grace or cure period) with respect to any of the Existing Indebtedness, which might reasonably be expected to give rise to a Material Adverse Change.

6.9 Material Contracts.  There is not existing any default or event of default (after the expiration of any applicable grace or cure period) under any Material Contract, which might reasonably be expected to give rise to a Material Adverse Change.

6.10 Tax Returns.  Except as otherwise disclosed in writing to Bank (including any disclosure in the Most Recent Financial Statements), (a) all federal, and all material state, local and other tax returns and reports of each Member of the Borrower Consolidated Group required by Laws have been completed in full and have been duly filed; (b) all material taxes, assessments and withholdings shown on such returns or billed to each Member of the Borrower Consolidated Group have been paid; (c) each Member of the Borrower Consolidated Group maintains adequate provisions and accruals in respect of all such federal, state, local and other taxes, assessments and withholdings; and (d) there are no material due and unpaid assessments pending against any Member of the Borrower Consolidated Group for any taxes or withholdings, and no Member of the Borrower Consolidated Group knows of any basis therefor.

6.11 Financial Statements. All Financial Statements heretofore given and hereafter given to Bank are and will be true and complete in all material respects as of their respective dates and prepared in accordance with Generally Accepted Accounting Principles, and fairly represent and will fairly represent the financial conditions of the Persons to which they pertain, and no Material Adverse Change has or will have occurred in the financial conditions reflected therein after the respective date thereof upon delivery to Bank, except as may be disclosed in writing to Bank.

6.12 Good and Marketable Title. Except as otherwise disclosed in writing to Bank (including any disclosure in the Most Recent Financial Statements), each Member of the Borrower Consolidated Group is the owner of its properties and assets, and such properties and assets are subject to no Liens, except for Permitted Liens.

6.13 Solvency.  Each Material Member of the Borrower Consolidated Group is Solvent.

6.14 ERISA.  Each Plan is and has been administered in compliance in all material respects with all applicable Laws, including without limitation, the applicable provisions of ERISA and the Internal Revenue Code.  No ERISA Event has occurred and is continuing or, to the knowledge of any Member of the Borrower Consolidated Group, is reasonably expected to occur with respect to any Plan, in either case that would be reasonably likely, individually or in the aggregate, to result in

a Material Adverse Change.   No Plan has any Unfunded Pension Liability, and neither any Member of the Borrower Consolidated Group nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA, in either instance where the same would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change.  Neither any Member of the Borrower Consolidated Group nor any ERISA Affiliate has at any time had any liability to a Plan which would give rise to a Material Adverse Change.

6.15 Patents, Copyrights, Etc.  Except as otherwise disclosed in writing to Bank (including any disclosure in the Most Recent Financial Statements), each Member of the Borrower Consolidated Group owns or has the right to use all patents, trademarks, trade names, service marks, and copyrights (and all applications therefor and licenses thereof) as reasonably necessary to conduct its business as now conducted by it, and no Member of the Borrower Consolidated Group is aware of any infringement claim by any other Person with respect thereto if such claim might reasonably be expected to result in a Material Adverse Change.

6.16 Accuracy of Documents.  All documents furnished to Bank by or on behalf of any Member of the Borrower Consolidated Group as part of or in support of the application for the Loans or the Loan Documents are true, correct, complete and accurately represent the matters to which they pertain.

6.17 Environmental Matters. Neither the Real Property owned by any Member of the Borrower Consolidated Group, or any Member of the Borrower Consolidated Group, is in violation of or subject to any existing, pending or threatened investigation or inquiry by any Governmental Authority pursuant to any Environmental Law, or in violation of any remedial obligations under any applicable Environmental Laws, if such violation, investigation or inquiry might reasonably be expected to result in a Material Adverse Change.

6.18 Full Disclosure.  All factual information heretofore or contemporaneously furnished to Bank in writing by or on behalf of any Member of the Borrower Consolidated Group for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all other such factual information hereafter furnished to Bank in writing by or on behalf of any Member of the Borrower Consolidated Group will be, true and accurate in all material respects on the date as of which such information is dated or certified (or, if such information has been amended or supplemented, on the date as of which any such amendment or supplement is date or certified) and not made incomplete by omitting to state a material fact necessary to make the statements contained therein, in light of the circumstances under which such information was provided, not misleading.

6.19 Regulated Industries.  No Member of the Borrower Consolidated Group is an "investment company," a company "controlled" by an "investment company," or an "investment advisor," within the meaning of the Investment Company Act of 1940, as amended.

6.20 Insurance.  The assets, properties and business of each Member of the Borrower Consolidated Group are insured against such hazards and liabilities, under such coverages and in such amounts, as are customarily maintained by prudent companies similarly situated and under policies issued by insurers of recognized responsibility.

6.21 Continuing Effectiveness.  All representations and warranties contained herein shall be deemed continuing, continually republished, and in effect at all times while Borrower remains indebted to Bank pursuant to the Loans and shall be deemed to be incorporated by reference at the time of each Advance unless Borrower specifically notifies Bank of any change therein.

ARTICLE VII

7. COVENANTS

Each Borrower Party does hereby covenant and agree with Bank that, so long as any of the Obligations remain unsatisfied or any commitments hereunder remain outstanding, such Person at all times will comply or cause to be complied with the following covenants:

7.1 Affirmative Covenants.

(A) Each Member of the Borrower Consolidated Group will duly and promptly pay and perform all of such Person's Obligations to Bank Parties according to the terms of this Agreement, the other Loan Documents and the Wells Fargo Swap Documents, and will cause each other Member of the Borrower Consolidated Group to perform such other Person's Obligations to Bank Parties according to the terms of this Agreement, the other Loan Documents and the Wells Fargo Swap Documents.

(B) Each Member of the Borrower Consolidated Group will use the proceeds of the Loans only for the purposes permitted herein, or as Bank may have otherwise approved from time to time; and each such Person will furnish Bank such evidence as it may reasonably require with respect to such uses.

(C) Borrower will furnish or cause to be furnished to Bank:

(1) Within forty-five (45) days (or up to 50 days if the filing period with respect to the applicable Form 10-Q is extended) after each Quarter-End (a) an unaudited (management-prepared) income statement and statement of cash flows of the Borrower Consolidated Group for the applicable Quarter, and (b) an unaudited (management-prepared) balance sheet of the Borrower Consolidated Group for the applicable Quarter, all in reasonable detail with Bank having full access to all supporting schedules and comments, and certified by Borrower's president, or principal financial officer to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied by the Borrower Consolidated Group, except for any inconsistencies explained in such certificate; provided, however, that Borrower providing Bank with a copy of the Form 10-Q filed with the Securities and Exchange Commission within one (1) Business Day of such filing shall satisfy such requirement;

(2) Within one hundred twenty (120) days after each Fiscal Year-End (a) a statement of Equity Owners' Equity of the Borrower Consolidated Group for such Fiscal Year, (b) an income statement of the Borrower Consolidated Group for such Fiscal Year, and (c) a balance sheet of the Borrower Consolidated Group as of the end of such Fiscal Year, all in reasonable detail, including all supporting schedules and comments; such statements and balance sheets to be audited by an independent certified public accountant acceptable to Bank, and certified by such accountants to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied by the Borrower Consolidated Group, except for any inconsistencies explained in such certificate; in addition, Borrower will obtain from such independent certified public accountants and deliver to Bank, within one hundred twenty (120) days after the close of each Fiscal Year, their written statement that in making the examination necessary to their certification they have obtained no knowledge of any Default under Section 7.3(A), or disclosing all Defaults of which they have obtained knowledge; provided, however, that in making their examination such accountants shall not be required to go beyond the bounds of generally accepted auditing procedures for the purpose of certifying financial statements; and Bank shall have the right, from time to time, to discuss each Member of the Borrower Consolidated Group's affairs directly with such Person's accountants, and any such accountants are authorized and directed to give Bank any information Bank may request at any time regarding the financial affairs of such Person and are authorized and directed to furnish Bank with copies of any documents in their possession related thereto; provided, however, that Borrower providing Bank with a copy of the Form 10-K filed with the Securities and Exchange Commission within three (3) Business Days of such filing shall satisfy such requirement;

(3) Within one hundred twenty (120) days after each Fiscal Year-End (a) an unaudited (management-prepared) statement of Equity Owners' Equity of each Member of the Borrower Consolidated Group for such Fiscal Year, (b) an unaudited (management-prepared) income statement of each Member of the Borrower Consolidated Group for such Fiscal Year, (c) an unaudited (management-prepared) balance sheet of each Member of the Borrower Consolidated Group) as of the end of such Fiscal Year, and (d) an unaudited (management-prepared) consolidating statement for each of the foregoing Members' of the Borrower Consolidated Group for such Fiscal Year, all in reasonable detail with Bank having full access to all supporting schedules and comments, and each certified by the principal financial officer of Borrower to have been prepared in accordance with Generally Accepted Accounting Principles consistently applied by the applicable Member of the Borrower Consolidated Group, except for any inconsistencies explained in such certificate;

(4) Promptly upon receipt thereof, copies of any "management letter" submitted to any Member of the Borrower Consolidated Group by its certified public accountants in connection with each annual, interim or special audit, and promptly upon completion thereof, any response reports from such Member of the Borrower Consolidated Group in respect thereof;

(5) Within the time period required for the delivery of financial statements, a Compliance Certificate for the applicable Quarter, certified to be correct by Borrower's principal financial officer; and

(6) Promptly after sending or making available or filing of the same, copies of all reports, proxy statements and financial statements that any domestic Member of the Borrower Consolidated Group sends or makes available to its Equity Owners and all registration statements and reports that any Member of the Borrower

Consolidated Group files with the Securities and Exchange Commission (or any other similar Governmental Authority), the National Association of Securities Dealers or any national securities exchange.

(D) Borrower will pay or cause to be paid when due (i) all fees or expenses owing to Bank, including the Fees; and (ii) all other expenses of Bank related to the Loans or the enforcement of any provision of this Agreement, or the preparation of this Agreement, any of the other Loan Documents, or amendments to any of them, including, without limitation, recording fees and taxes, tax, title and lien search charges, Attorneys' Fees (including Attorneys' Fees at trial and on any appeal by any Member of the Borrower Consolidated Group or Bank), and insurance premiums.

(E) Borrower will certify to Bank upon request by Bank that, to the best of Borrower's knowledge:

(1) Each Member of the Borrower Consolidated Group has complied with and is in material compliance with all terms, covenants and conditions of this Agreement which are binding upon such Member of the Borrower Consolidated Group;

(2) There exists no Default; or, if such is not the case, that one or more specified Defaults have occurred; and

(3) The representations and warranties contained in this Agreement are true with the same effect as though made on the date of such certificate; or if such is not the case, that one or more specified representations are not true.

(F) Borrower will, and will cause each other Member of the Borrower Consolidated Group to, when requested so to do, make available for inspection by duly authorized representatives of Bank any of its Records, and will furnish Bank any information regarding its business affairs and financial condition within a reasonable time after written request therefor.  Borrower shall reimburse Bank for all costs associated with such inspection if the inspection reveals a material discrepancy in any financial report, statement or other document provided to Bank pursuant to this Agreement.

(G) Borrower will keep accurate and complete Records of the Borrower Consolidated Group, consistent with sound business practices.

(H) Within thirty (30) days of Bank's request therefor, Borrower will furnish or cause to be furnished to Bank copies of income tax returns filed by each Member of the Borrower Consolidated Group.

(I) Borrower will, and will cause each other Member of the Borrower Consolidated Group to, pay when due (or within applicable grace periods) all Indebtedness due Third Parties, unless the failure so to pay such Indebtedness would not give rise to a Material Adverse Change.

(J) Borrower will promptly (and in any event within ten (10) Business Days) notify Bank in writing if any Responsible Officer of Borrower obtains knowledge of any of the following:

(1) the occurrence of any Default or Event of Default, together with a written statement of a Responsible Officer specifying the nature of such Default or Event of Default, the period of existence thereof and the action that the applicable Member of the Borrower Consolidated Group has taken and proposes to take with respect thereto;

(2) the institution of any action, suit, investigation or proceeding against or affecting any Member of the Borrower Consolidated Group, including any such investigation or proceeding by any Governmental Authority (other than routine periodic inquiries, investigations or reviews), which if adversely determined, and after taking into account any applicable insurance coverage, would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, and any material development in any litigation or other proceeding previously reported pursuant to this paragraph;

(3) the receipt by any Member of the Borrower Consolidated Group from any Governmental Authority of (i) any notice asserting any failure by such Member of the Borrower Consolidated Group to be in compliance with applicable Laws or that threatens the taking of any action against such Person or sets forth circumstances that, if taken or adversely determined, would be reasonably likely to result in a Material Adverse Change, or (ii) any notice of any actual or threatened suspension, limitation or revocation of, failure to renew, or imposition of any restraining order, escrow or impoundment of funds in connection with, any license, permit, accreditation or authorization of such Person, where such action would be reasonably likely to result in a Material Adverse Change;

(4) the occurrence of any ERISA Event which would be reasonably likely to result in a Material Adverse Change, together with (i) a written statement of a Responsible Officer specifying the details of such ERISA Event and the action that the applicable Member of the Borrower Consolidated Group has taken and proposes to take with respect thereto, (ii) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC, and (iii) a copy of any notice delivered by the PBGC to such Member of the Borrower Consolidated Group or such ERISA Affiliate with respect to such ERISA Event;

(5) the occurrence of any material default under, or any proposed or overtly threatened termination or cancellation of, any Material Contract, where such material default, termination or cancellation of which would be reasonably likely to result in a Material Adverse Change;

(6) the occurrence of any of the following: (i) the assertion of any claim of any violation of Environmental Laws against or affecting any Member of the Borrower Consolidated Group or any of the Real Property; (ii) the receipt by any Member of the Borrower Consolidated Group of notice of any alleged violation of or noncompliance with any Environmental Laws; or (iii) the taking of any remedial action by any Member of the Borrower Consolidated Group or any other Person in response to the actual or alleged generation, storage, release, disposal or discharge of any Hazardous Substances on, to, upon or from any of the Real Property; but in each case under clauses (i), (ii) and (iii) above, only to the extent the same would be reasonably likely to result in a Material Adverse Change; and

(7) any other matter or event that results in, or would be reasonably likely to result in, a Material Adverse Change, together with a written statement of a Responsible Officer setting forth the nature and period of existence thereof and the actions that the applicable Member of the Borrower Consolidated Group has taken and proposes to take with respect thereto.

(K) Borrower will, and will cause each other Member of the Borrower Consolidated Group to:

(1) Fund all its Plans in accordance with no less than the minimum funding standards of Section 302 of ERISA;

(2) Furnish Bank, promptly after the filing of the same, with copies of all reports or other statements filed with the United States Department of Labor or the Internal Revenue Service with respect to all such Plans; and

(3) Promptly advise Bank of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan.

(L) Borrower will, and will cause each other Member of the Borrower Consolidated Group to provide Bank with notice of the cancellation or termination of any Material Contract or any other action taken in connection with any Material Contract, if such cancellation, termination or other action would give rise to a Material Adverse Change.

(M) Borrower will, and will cause each other Member of the Borrower Consolidated Group upon the request therefor by Bank, to promptly deliver to Bank copies of any or all of the Material Contracts.

7.2 Negative Covenants.

Borrower will not, and will cause each other Member of the Borrower Consolidated Group to not:

(A) engage in any business other than the Permitted Lines of Business.

(B) enter into any merger, consolidation, liquidation, reorganization or recapitalization, or dissolve; provided, however, that a Member of the Borrower Consolidated Group may merge or consolidate with, or dissolve into, another Member of the Borrower Consolidated Group or another Person so long as (i) such Member of the Borrower Consolidated Group is the surviving entity or if not the surviving entity, such surviving entity becomes a Guarantor, or (ii) such merger or consolidation is a Permitted Acquisition.

(C) sell, transfer, lease or otherwise dispose of, or enter into any agreement to sell, lease, transfer, assign or otherwise dispose of, all or any part of its assets (other than Permitted Transfers of Assets).

(D) consummate any Acquisition or enter into any agreement with respect to any Acquisition (other than Permitted Acquisitions).

(E) create or acquire any Subsidiary in connection with an Acquisition or otherwise, unless, if such Subsidiary is a U.S. Subsidiary, such Subsidiary shall have executed and delivered a Guaranty or an amendment to the Guaranty, and such other documents and instruments as Bank may require evidencing that such Subsidiary shall have become a Guarantor for all purposes of the Loan Documents (in each case, within 30 days of any such creation or acquisition).

(F) become liable, directly or indirectly, as guarantor or otherwise for any obligation of any Person other than (i) another Member of the Borrower Consolidated Group, or (ii) a Person other than a Member of the Borrower Consolidated Group in an aggregate amount of $50,000,000.00 for all such Persons.

(G) amend or modify any of its Organizational Documents in any material respect in a manner that would materially adversely affect the ability of such Member of the Borrower Consolidated Group to perform its obligations hereunder.

(H) directly or indirectly apply any part of the proceeds of the Loan to the purchasing or carrying of any "margin stock" within the meaning of Regulation T, Regulation U or Regulation X, or any regulations, interpretations or rulings thereunder.

(I) treat, store, handle, discharge, or dispose of any Hazardous Materials, Petroleum Products, or Solid Wastes except in material compliance with all Environmental Laws.

(J) make or permit any material changes in its accounting policies or reporting practices, except as may be required by Generally Accepted Accounting Principles or as advised by the independent public accountants of Borrower.

(K) directly or indirectly, grant, make, create, incur, assume or suffer to exist (or enter into or suffer to exist any agreement or restriction that prohibits or conditions the creation, incurrence or assumption of), any Lien upon or with respect to any part of its assets, whether now owned or hereafter acquired, or agree to do any of the foregoing, other than Permitted Liens.

(L) enter into any agreement, transaction or series of transactions where any Affiliate, Equity Owner, director, or officer of such Borrower Party is a party thereto, except (i) for agreements reflected in the Most Recent Financial Statements, and agreements which provide only for either Permitted Investments or Permitted Indebtedness, or (ii) other agreements which are upon fair and reasonable terms that are no less favorable to it than would obtain in a comparable arm's length transaction with a Person other than an Affiliate, Equity Owner, director, or officer of such Borrower Party, and that have been approved by the disinterested members of the Governing Body of the Borrower.

(M) make any Investment other than Permitted Investments.

(N) incur, create, assume, or permit to exist any Indebtedness except Permitted Indebtedness.

7.3 Financial Covenants.

(A) Borrower will cause the Borrower Consolidated Group to maintain or cause to be maintained:

(1) At the end of each Fiscal Year during the term of this Agreement, a  Net Income of greater than $0.00;  and

(2) at each Quarter-End during the term of this Agreement, Tangible Net Worth of not less than $400,000,000.00.

(B) No Member of the Borrower Consolidated Group will declare or pay any Dividends, or make any other payment or distribution on account of its Equity Interests, if such declaration or payment would give rise to a Financial Covenant Default.

(C) Except as otherwise approved by Bank, the Borrower Consolidated Group (taken as a whole) will not make Capital Expenditures (i) in Fiscal Year 2012 in an aggregate amount in excess of $65,000,000.00 (exclusive of any Capital Expenditures incurred in connection with any Permitted Acquisition so long as such Capital Expenditures are included in the pro forma calculations provided to Bank in connection therewith; or (ii) in any other Fiscal Year in an aggregate amount in excess of $50,000,000.00 (exclusive of any Capital Expenditures incurred in connection with, or needed as a part of, any Permitted Acquisition so long as such Capital Expenditures are included in the pro forma calculations provided to Bank in connection therewith.

7.4 Insurance Covenants.  Each Member of the Borrower Consolidated Group will maintain, or cause to be maintained, public liability and casualty insurance, all in such form, coverages and amounts as are consistent with industry practices and with such insurers as may be reasonably satisfactory to Bank.  Each Member of the Borrower Consolidated Group will, upon request, furnish to Bank a Certificate of Insurance, duly executed by the authorized agent, and other such evidence of insurance as Bank may require.

7.5 Maintaining Bank Accounts.  Each Borrower Party covenants and agrees that Bank shall be the sole provider of "treasury services" to such Borrower Party, and except for local payroll accounts, such Borrower Party shall maintain all of its bank accounts, including any deposit accounts and disbursement accounts, only with Bank and other banks approved by Bank; provided, however, that this Section 7.5 shall not apply to (i) treasury services and bank accounts of Foreign Subsidiaries or of AIC, and (ii) the bank accounts of AIC, AID, AIE and RIP or other accounts established in South Dakota for purposes of receiving royalty payments.

7.6 Filing Fees and Taxes.  Borrower covenants and agrees to pay all recording and filing fees, revenue stamps, taxes and other expenses and charges payable in connection with the execution and delivery to Bank of this Agreement and the other Loan Documents.

7.7 Further Assurances.  Each Member of the Borrower Consolidated Group covenants and agrees that, at such Person's cost and expense, upon request of Bank, such Member of the Borrower Consolidated Group shall duly execute and deliver, or cause to be duly executed and delivered, to Bank such further instruments and documents and do and cause to be done such further acts as may be reasonably necessary or proper in the reasonable opinion of Bank or its counsel to carry out more effectively the provisions and purposes of this Agreement.

ARTICLE VIII

8. DEFAULT

8.1 Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default hereunder:

(A) Borrower shall fail to pay (i) any installment of principal payable under this Agreement or any other Loan Document as and when the same becomes due, or (ii) any interest or fee or any other amount payable under this Agreement or any other Loan Document within five (5) days of the date the same becomes due.

(B) Any Member of the Borrower Consolidated Group shall fail to pay, perform or observe any other obligation, condition or covenant to be observed or performed by it hereunder or under this Agreement or any other Loan Document, and such failure shall continue for ten (10) days (or such longer period up to thirty (30) days if such failure is not capable of being cured within ten (10) days, provided that the applicable Member of the Borrower Consolidated Group has commenced and continues to diligently pursue cure of such failure) after:

(1) Notice of such failure from Bank;

(2) A Responsible Officer of Borrower knows of any such failure; or

(3) Bank is notified of such failure or should have been so notified pursuant to the provisions of this Agreement or any other Loan Document.

(C) There shall occur any Event of Default as defined and provided under any other Loan Document.

(D) There shall occur any default or event of default (after the expiration of any applicable grace and cure period) under any agreement of any Member of the Borrower Consolidated Group with any Person and relating to the borrowing of money in excess of $10,000,000.00.

(E) The validity or enforceability of this Agreement or any other Loan Document shall be contested by any Member of the Borrower Consolidated Group, and/or any

Member of the Borrower Consolidated Group shall deny that it has any or further liability or obligation hereunder or thereunder.

(F) Assignment or attempted assignment by any Member of the Borrower Consolidated Group of this Agreement, any rights hereunder, or any Advance to be made hereunder.

(G) The transfer of any Material Member of the Borrower Consolidated Group's interest in, or rights under, this Agreement by operation of law or otherwise, including, without limitation, such transfer by such Member of the Borrower Consolidated Group as debtor in possession under the Bankruptcy Code, or by a trustee for such Member of the Borrower Consolidated Group under the Bankruptcy Code, to any Person, whether or not the obligations of such Member of the Borrower Consolidated Group under this Agreement are assumed by such Person.

(H) The dissolution of Borrower, or any Change in Control.

(I) Any financial statement, representation, warranty or certificate made or furnished by any Member of the Borrower Consolidated Group to Bank in connection with this Agreement, or as inducement to Bank to enter into this Agreement, or in any separate statement or document to be delivered hereunder to Bank, shall be materially false, incorrect, or incomplete when made.

(J) The occurrence of any event, act, condition or occurrence of whatever nature wherein the legality, validity, or enforceability of any provision of any Loan Document is questioned or challenged.

(K) Any Material Member of the Borrower Consolidated Group shall admit its inability to pay its debts as they mature, or shall make an assignment for the benefit of itself or any of its creditors.

(L) Proceedings in Bankruptcy, or for reorganization of any Material Member of the Borrower Consolidated Group, or for the readjustment of any of its debts, under the Bankruptcy Code, as amended, or any part thereof, or under any other Laws, whether state or federal, for the relief of debtors, now or hereafter existing, shall be commenced by any Material Member of the Borrower Consolidated Group, or shall be commenced against any Material Member of the Borrower Consolidated Group and shall not be discharged within sixty (60) days of commencement.

(M) A receiver or trustee shall be appointed for any Material Member of the Borrower Consolidated Group or for any substantial part of its assets, or any proceedings shall be instituted for the dissolution or the full or partial liquidation of any Material Member of the Borrower Consolidated Group, and such receiver or trustee shall not be discharged, or such proceedings shall not be discharged within sixty (60) days of its commencement, or any Material Member of the Borrower Consolidated Group shall discontinue business or materially change the nature of its business.

(N) Any Member of the Borrower Consolidated Group shall suffer a final judgment for payment of money (not covered by insurance) in excess of $25,000,000.00 and shall not discharge the same within a period of thirty (30) days unless, pending further proceedings, execution has not been commenced or if commenced has been effectively stayed or bonded.

(O) There shall occur any default, event of default or termination event under any Wells Fargo Swap Document for which any Borrower Party or other Member of the Borrower Consolidated Group is a defaulting party or an affected party.

Provided that with respect to each of the foregoing, an Event of Default will be deemed to have occurred upon the occurrence of the applicable event without notice being required if Bank is prevented from giving notice by Bankruptcy or other applicable Law.

8.2 No Advances After Default.  Upon the occurrence and during the continuance of any Default, and notwithstanding any provision contained herein or in any other Loan Document to the contrary, Bank shall have the absolute right to refuse to make, and shall be under no obligation to make, any further Advances.

8.3 Acceleration.  All Obligations shall, at the option of Bank, become immediately due and payable, Without Notice, upon the occurrence of an Event of Default without further action of any kind.

8.4 General Remedies.  Upon the occurrence of any Event of Default, Bank shall have, in addition to the rights and remedies given it by this Agreement and the other Loan Documents, all those allowed by all applicable Laws.

8.5 Right of Set-Off.  Upon the occurrence of and during the continuance of any Event of Default, Bank may, and is hereby authorized by Borrower, at any time and from time to time, to the fullest extent permitted by applicable Laws, and Without Notice to Borrower, set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and any other Indebtedness at any time owing by Bank to, or for the credit or the account of, Borrower against any or all of the Obligations of Borrower now or hereafter existing whether or not such Obligations have matured and irrespective of whether Bank has exercised any other rights that it has or may have with respect to such Obligations, including without limitation any acceleration rights.  The aforesaid right of set-off may be exercised by Bank against Borrower or against any trustee in Bankruptcy, debtor in possession, assignee for the benefit of the creditors, receiver, or execution, judgment or attachment creditor of Borrower, or such trustee in Bankruptcy, debtor in possession, assignee for the benefit of creditors, receiver, or execution, judgment or attachment creditor, notwithstanding the fact that such right of set-off shall not have been exercised by Bank prior to the making, filing or issuance, or service upon Bank of, or of notice of, any such petition; assignment for the benefit of creditors; appointment or application for the appointment of a receiver; or issuance of execution, subpoena, order or warrant.  Bank agrees to promptly notify Borrower after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of Bank under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which Bank may have.

8.6 Additional Remedies.  In addition to any rights and remedies Bank may otherwise have under this Agreement, if (i) any Default shall have occurred, Bank may in its discretion by notice to Borrower, declare the obligation of Bank to issue any Letter of Credit to be terminated, whereupon the obligation of Bank to issue any Letter of Credit shall forthwith terminate, and (ii) any Event of Default shall have occurred, Bank may make demand upon Borrower to, and forthwith upon such demand Borrower will pay to Bank in same day funds at Bank's office designated in such demand, for deposit in a special Cash Collateral Account to be maintained at such office of Bank, an amount equal to the maximum amount then available to be drawn under any Letter of Credit.   The Cash Collateral Account shall be in the name of Borrower, but under the sole dominion and control of Bank, and shall be held and disbursed as follows:
(A) Bank may from time to time invest funds on deposit in the Cash Collateral Account, reinvest proceeds of any such investments which may mature or be sold, and invest interest or other income received from any such investments, and all such investments and reinvestments shall, for purposes of this Agreement, constitute part of the funds held in the Cash Collateral Account.

(B) If at any time Bank determines that any funds held in the Cash Collateral Account are subject to any right or claim of any Person other than claims arising under this Agreement and/or that the total amount of such funds is less than the maximum amount at such time available to be drawn under the Letters of Credit, Borrower will, forthwith upon demand by Bank, pay to Bank, as additional funds to be deposited and held in the Cash Collateral Account, an amount equal to the excess of (i) such maximum amount at such time available to be drawn under the Letters of Credit over (ii) the total amount of funds, if any, then held in the Cash Collateral Account which Bank determines to be free and clear of any such right and claim.

(C) Borrower hereby assigns, transfers and sets over, and grants to Bank a Lien on and upon, the Cash Collateral Account, including all funds held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the Obligations.  Borrower agrees that, to the extent notice of sale of any securities shall be required by Law, at least five Business Days' Notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  Bank may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it will so adjourned.

(D) Bank may, at any time or from time to time, apply funds from time to time held in the Cash Collateral Account to the payment of (i) any Reimbursement Obligation, or (ii) any other Obligation.

(E) Neither Borrower nor any Person claiming on behalf of or through Borrower shall have any right to withdraw any of the funds held in the Cash Collateral Account after and during the continuance of any Default.

8.7 No Limitation on Rights and Remedies.  The enumeration of the powers, rights and remedies in this Article shall not be construed to limit the exercise thereof to such time as an Event of Default occurs if, under applicable Law or any other provision of this Agreement or any other Loan Document, Bank has any of such powers, rights and remedies regardless of whether an Event of Default has occurred, and any limitation contained herein or in any of the other Loan Documents as to Bank's exercise of any power, right or remedy for a period of time only during the continuance of an Event of Default shall only be applicable at such time as Bank shall have actual knowledge that such Event of Default is no longer continuing and for a reasonable time thereafter as may be necessary for Bank to cease the exercise of such powers, rights and remedies (it being expressly understood and agreed that until such time as Bank shall obtain such knowledge and after the expiration of such reasonable time, Bank shall have no liability whatsoever for the commencement of or continuing exercise of any such power, right or remedy).

8.8 Application of Proceeds.  Except as otherwise expressly required to the contrary by applicable Law or any other Loan Document, the net cash proceeds resulting from the exercise of any of the rights and remedies of Bank under this Agreement, after deducting all charges, expenses, costs and Attorneys' Fees relating thereto, shall be applied by Bank to the pro rata payment of the Obligations; and Borrower shall remain liable to Bank for any deficiency.

8.9 Default Costs.  Borrower hereby agrees to pay to Bank upon demand all Default Costs incurred by Bank, which agreement shall be a continuing agreement and shall survive payment of the Loans and termination of this Agreement.

ARTICLE IX

9. MISCELLANEOUS

9.1 Construction.  The provisions of this Agreement shall be in addition to those of any other Loan Document and any guaranty, pledge or security agreement, mortgage, deed of trust, security deed, note or other evidence of liability given by any Member of the Borrower Consolidated Group to or for the benefit of any Bank Party, all of which shall be construed as complementary to each other, and all existing liabilities and obligations of any Member of the Borrower Consolidated Group to any Bank Party and any Liens heretofore granted to or for the benefit of any Bank Party shall, except and only to the extent expressly provided herein to the contrary, remain in full force and effect, and shall not be released, impaired, diminished, or in any other way modified or amended as a result of the execution and delivery of this Agreement or any other Loan Document or by the agreements and undertaking of any Member of the Borrower Consolidated Group contained herein and therein.  Nothing herein contained shall prevent any Bank Party from enforcing any or all other notes, guaranties, pledges or security agreements, mortgages, deeds of trust, or security deeds in accordance with their respective terms.  In the event of a conflict between any of the provisions of this Agreement, the Notes, or any other Loan Document, the provisions most favorable to Bank Parties shall control.

9.2 Indemnity.  Each Borrower Party hereby agrees to indemnify Bank Parties and their respective officers, directors, agents, and attorneys against, and to hold Bank Parties and all such other Persons harmless from all Indemnified Losses resulting from any representation or warranty made by any Member of the Borrower Consolidated Group or on any Member of the Borrower Consolidated Group's behalf pursuant to this Agreement having been false when made, or resulting from any Borrower Party's breach of any of the covenants set forth in this

Agreement, which indemnification is in addition to, and not in derogation of, any statutory, equitable, or common law right or remedy Bank Parties may have for breach of representation, warranty, statement or covenant or otherwise may have under any of the Loan Documents.  This agreement of indemnity shall be a continuing agreement and shall survive payment of the Loans and termination of this Agreement.

9.3 Bank's Consent.  Except where otherwise expressly provided in the Loan Documents, in any instance where the approval, consent, or the exercise of Bank's judgment or discretion is required or permitted, the granting or denial of such approval or consent and the exercise of such judgment or discretion shall be (a) within the sole discretion of Bank exercising commercially reasonable credit judgment; and (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Bank.

9.4 Enforcement and Waiver by Bank.  Bank shall have the right at all times to enforce the provisions of this Agreement, the Notes, and each of other Loan Documents in strict accordance with the terms hereof and thereof, notwithstanding any conduct or custom on the part of Bank in refraining from so doing at any time or times.  The failure of Bank at any time or times to enforce its rights under such provisions, strictly in accordance with the same, shall not be construed as having created a custom in any way or manner contrary to specific provisions of this Agreement or as having in any way or manner modified or waived the same.  All rights and remedies of Bank are cumulative and the exercise of one right or remedy shall not be deemed a waiver or release of any other right or remedy.

9.5 No Representation, Assumption, or Duty.  Nothing, including any Advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any Person by any Bank Party.  Any inspection or audit of the Records of Borrower, or the procuring of documents and financial and other information, by or on behalf of any Bank Party shall be for Bank Parties' protection only, and shall not constitute any assumption of responsibility by any Bank Party with respect thereto or relieve Borrower of any of Borrower's obligations.

9.6 Expenses of Bank.  Borrower will, on demand, reimburse Bank for all out-of-pocket expenses incurred by Bank in connection with the closing of the Loans and the preparation, negotiation, amendment, modification, interpretation, administration or enforcement of this Agreement and the other Loan Documents and/or in the collection of any amounts owing from any Member of the Borrower Consolidated Group or any other Person to Bank under this Agreement or any other Loan Document and, until so paid, the amount of such expenses shall be added to and become part of the amount of the Obligations.

9.7 Attorneys' Fees.  If at any time or times hereafter Bank employs counsel to advise or provide other representation with respect to this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter executed by any Member of the Borrower Consolidated Group and delivered to Bank with respect to the Obligations, or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleadings or to take any other action in or with respect to any pending, threatened or anticipated suit or proceeding relating to this Agreement, any Loan Document, or any other agreement, instrument or document heretofore, now or hereafter executed by any Member of the Borrower

Consolidated Group and delivered to Bank with respect to the Obligations, or to represent Bank in any litigation with respect to the affairs of any Member of the Borrower Consolidated Group, or to enforce any rights of Bank or obligations of any Member of the Borrower Consolidated Group or any other Person which may be obligated to Bank by virtue of this Agreement, any Loan Document, or any other agreement, document or instrument heretofore, now or hereafter delivered to Bank by or for the benefit of any Member of the Borrower Consolidated Group with respect to the Obligations, or to collect from any Member of the Borrower Consolidated Group any amounts owing hereunder, then in any such event, all of the Attorneys' Fees incurred by Bank arising from such services and any  expenses, costs and charges relating thereto shall constitute additional obligations of Borrower payable on demand and, until so paid, shall be added to and become part of the Obligations.

9.8 Exclusiveness.  This Agreement, the Notes, the Security Documents, and any other Loan Documents made pursuant hereto are made for the sole protection of the Members of the Borrower Consolidated Group, Bank Parties, and Bank Parties' successors and assigns, and no other Person shall have any right of action hereunder.

9.9 Waiver of Punitive Damages.  EACH BORROWER PARTY AGREES THAT WITH RESPECT TO ANY CLAIM OF SUCH PERSON ARISING UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, IN NO EVENT SHALL SUCH PERSON HAVE A REMEDY OF, OR SHALL BANK BE LIABLE FOR, INDIRECT, SPECIAL, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES, AND EACH BORROWER PARTY WAIVES ANY RIGHT OR CLAIM TO SUCH DAMAGES SUCH PERSON MAY HAVE OR WHICH MAY ARISE IN THE FUTURE IN CONNECTION WITH THE LOANS OR THE LOAN DOCUMENTS, WHETHER THE SAME IS RESOLVED BY ARBITRATION, MEDIATION, JUDICIAL PROCESS OR OTHERWISE.

9.10 Waiver and Release.  Each Borrower Party (A) waives protest of all commercial paper at any time held by Bank on which such Borrower Party is any way liable; (B) waives notice of acceleration and of intention to accelerate; (C) waives notice and opportunity to be heard, after acceleration, before exercise by Bank of the remedies of self-help, set-off, or of other summary procedures permitted by any applicable Laws or by any agreement with such Borrower Party, and except where required hereby or by any applicable Laws which requirement cannot be waived, notice of any other action taken by Bank; and (D) releases Bank Parties and their respective  officers, attorneys, agents and employees from all claims for loss or damage caused by any act or omission on the part of any of them in connection with the Obligations, the Loan Documents or the Wells Fargo Swap Documents.

9.11 Limitation on Waiver of Notice, Etc.  Notwithstanding any provision of this Agreement to the contrary, to the extent that any applicable Law expressly limits any waiver of any right contained herein or in any other Loan Document (including any waiver of any notice or other demand), such waiver shall be ineffective to such extent.

9.12 Additional Costs.  In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of any such Governmental

Authority (whether or not having the force of law), shall (i) affect the basis of taxation of payments to Bank of any amounts payable by Borrower under this Agreement (other than taxes imposed on the overall net income of Bank), or (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank, or (iii) impose any other condition with respect to this Agreement, the Notes or the Loans, or (iv) affect the amount of capital required or expected to be maintained by Bank, and the result of any of the foregoing is to increase the cost to Bank of making, funding or maintaining the Loans or to reduce the amount of any amount receivable by Bank thereon, then Borrower shall pay to Bank from time to time, upon request by Bank, additional amounts sufficient to compensate Bank for such increased cost or reduced amount receivable to the extent Bank is not compensated therefor in the computation of the interest rate applicable to the Loans.  A statement as to the amount of such increased cost or reduced amount receivable, prepared in good faith and in reasonable detail by Bank and submitted by Bank to Borrower, shall be conclusive and binding for all purposes absent manifest error in computation.

9.13 Illegality and Impossibility.  In the event that any applicable Law now or hereafter in effect and whether or not presently applicable to Bank, or any interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by Bank with any guideline, request or directive of such Governmental Authority (whether or not having the force of law), including without limitation exchange controls, shall make it unlawful or impossible for Bank to maintain any Loan under this Agreement, Borrower shall upon receipt of reasonable notice thereof from Bank repay in full the then outstanding principal amount of such Loan, together with all accrued interest thereon to the date of payment and all amounts owing to Bank, (a) on the last day of the then current interest period applicable to such Loan if Bank may lawfully continue to maintain such Loan to such day, or (b) immediately if Bank may not continue to maintain such Loan to such day.

9.14 Participation.  Notwithstanding any other provision of this Agreement, each Borrower Party understands and agrees that Bank may (i) enter into participation agreements with Participants whereby Bank will allocate certain percentages of its commitment to them, so long as Bank retains at least a majority of the rights and obligations under the Loan Documents; and (ii) upon the occurrence of an Event of Default, assign all or a portion of its rights and obligations under this Agreement.  Upon the occurrence of an Event of Default, Borrower hereby grants to each such Participant, the right to set off deposit accounts maintained by Borrower with such Participant in accordance with this Agreement.  Each Member of the Borrower Consolidated Group authorizes Bank to disclose financial and other information regarding such Person to Participants and potential Participants.

9.15 Binding Effect, Assignment.  This Agreement shall inure to the benefit of, and shall be binding upon, the respective successors and permitted assigns of the parties hereto.  No Member of the Borrower Consolidated Group has any right to assign any of its rights or obligations hereunder without the prior written consent of Bank.

9.16 Entire Agreement, Amendments.  This Agreement, including the Exhibits hereto, all of which are hereby incorporated herein by reference, and the documents executed and delivered pursuant hereto, constitute the entire agreement between the parties, and may be amended only by a writing signed on behalf of the Borrower Parties and holders of a majority of the Line of Credit Loan Amount and the related rights and obligations under the Loan Documents.

9.17 Severability.  If any provision of this Agreement, the Notes, or any of the other Loan Documents shall be held invalid under any applicable Laws, such invalidity shall not affect any other provision of this Agreement or such other instrument or agreement that can be given effect without the invalid provision, and, to this end, the provisions hereof are severable.

9.18 Headings.  The section and paragraph headings hereof are inserted for convenience of reference only, and shall not alter, define, or be used in construing the text of such sections and paragraphs.

9.19 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.

9.20 Seal.  This Agreement is intended to take effect as an instrument under seal.

9.21 Arbitration.  Bank and each party to this agreement hereby agree, upon demand by any party, to submit any Dispute to binding arbitration in accordance with the terms of this Section.  A "Dispute" shall include any dispute, claim or controversy of any kind, whether in contract or in tort, legal or equitable, now existing or hereafter arising, relating in any way to this Agreement or any related agreement incorporating this Section (the "Documents"), or any renewal, extension, modification or refinancing of any indebtedness or obligation relating thereto, including without limitation, their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination.  DISPUTES SUBMITTED TO ARBITRATION ARE NOT RESOLVED IN COURT BY A JUDGE OR JURY.

(A) Governing Rules.  Any arbitration proceeding will (i) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (ii) be conducted by the AAA (American Arbitration Association), or such other administrator as the parties shall mutually agree upon, in accordance with the AAA's commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA's optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the "Rules").  If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control.  Arbitration proceedings hereunder shall be conducted at a location mutually agreeable to the parties, or if they cannot agree, then at a location selected by the AAA in the state of the applicable substantive law primarily governing the Credit.  Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.  Arbitration may be demanded at any time, and may be compelled by summary proceedings in any court of competent jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.  The arbitrators shall award all costs and expenses of the arbitration proceeding.  Nothing contained herein shall be deemed to be a waiver by any party that is a Bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(B) No Waiver of Provisional Remedies, Self-Help and Foreclosure.  The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding.  This exclusion does not constitute a waiver of the right or obligation of any party to submit any Dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(C) Arbitrator Qualifications and Powers.  Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00.  Any Dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations.  Every arbitrator must be a neutral practicing attorney or a retired member of the state or federal judiciary, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the Dispute.  The arbitrator(s) will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim.  In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication.  The arbitrator(s) shall resolve all Disputes in accordance with the applicable substantive law and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award.  The arbitrator(s) shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator(s) deem(s) necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the applicable State Rules of Civil Procedure, or other applicable law.  Judgment upon the award rendered by the arbitrator(s) may be entered in any court having competent jurisdiction.  The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(D) Discovery.  In any arbitration proceeding discovery will be permitted in accordance with the Rules.  All discovery shall be expressly limited to matters directly relevant to the Dispute being arbitrated and must be completed no later than 20 days before the hearing date.  Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator(s) upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(E) Class Proceedings and Consolidations.  No party shall be entitled to join or consolidate disputes by or against others who are not parties to this agreement or related Documents in any arbitration, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(F) Miscellaneous.  To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the Dispute with the AAA.  No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation.  If more than one agreement for arbitration by or between the parties potentially applies to a Dispute, the arbitration provision most directly related to the documents between the parties or the subject matter of the Dispute shall control.  This arbitration provision shall survive termination, amendment or expiration of any of the documents or any relationship between the parties.

ARTICLE X

10. SUBMISSION TO JURISDICTION, GOVERNING LAW AND NOTICES

10.1 Notices.  Any notices or consents required or permitted by this Agreement or any other Loan Document shall be in writing and shall be deemed delivered (i) if delivered in person, when delivered; (ii) if sent by certified mail, postage prepaid, return receipt requested, at the address set forth below (unless such address is changed by written notice hereunder), on the date three (3) Business Days after deposit in the mails; or (iii) if sent via nationally-recognized overnight courier service (such as Federal Express), on the date one (1) Business Day after deposit with such courier service:

(A) If to Borrower or Other Member of Borrower Consolidated Group:

Astec Industries, Inc.
1725 Shepherd Road
Chattanooga, Tennessee  37421
Attention:  Mr. David Silvious

with a copy to:

Richard W. Grice, Esq.
Alston & Bird LLP
One Atlantic Center
1201 West Peachtree Street
Atlanta, Georgia  30309-3424

(B) If to Bank:

Wells Fargo Bank, National Association
Commercial Banking Group

3100 West End Avenue
5th Floor, Suite 530
Nashville, Tennessee  37203
Attention:  Andrew C. Tompkins

with a copy to:

Ray D. Gibbons, Esq.
Gibbons Graham LLC
100 Corporate Parkway, Suite 125
Birmingham, Alabama  35242

10.2 Governing Law.  This Agreement is entered into and performable in Davidson County, Tennessee, and the substantive Laws, without giving effect to principles of conflict of laws, of the United States and the State of Tennessee shall govern the construction of this Agreement and the documents executed and delivered pursuant hereto, and the rights and remedies of the parties hereto and thereto, except to the extent that applicable Law requires to the contrary.

10.3 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL, ETC.

(A) EACH BORROWER PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(1) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF TENNESSEE, THE COURTS OF THE UNITED STATES OF AMERICA FOR THE MIDDLE DISTRICT OF TENNESSEE, AND APPELLATE COURTS FROM ANY THEREOF;

(2) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS, AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(3) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO SUCH PERSON AT ITS ADDRESS SET FORTH IN THIS AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH BANK SHALL HAVE BEEN NOTIFIED PURSUANT THERETO; AND

(4) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER

PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

(B) EACH BORROWER PARTY AND BANK HEREBY:

(1) IRREVOCABLY AND UNCONDITIONALLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING OR COUNTERCLAIM OF ANY TYPE AS TO ANY MATTER ARISING DIRECTLY OR INDIRECTLY OUT OF OR WITH RESPECT TO THIS AGREEMENT, THE NOTES, ANY OF THE OTHER LOAN DOCUMENTS OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH; AND

(2) AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY OF ANY KIND WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

* * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized representatives as of the day and year first above written.

ASTEC INDUSTRIES, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Chief Financial Officer, Vice President, Treasurer and Assistant Secretary

AMERICAN AUGERS, INC.,
a Delaware corporation

By:  /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

ASTEC, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

AI DEVELOPMENT GROUP, INC.,
a South Dakota corporation

By: /s/ Jeffrey A. Bergeson
Jeffrey A. Bergeson, its Secretary and Treasurer

AI ENTERPRISES, INC.,
a South Dakota corporation

By:  /s/ Jeffrey L. May
Jeffrey L. May, its Secretary and Treasurer

ASTEC MOBILE SCREENS, INC.,
a Nevada corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

ASTEC UNDERGROUND, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

BREAKER TECHNOLOGY, INC.,
a Tennessee corporation

By:/s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

CEI ENTERPRISES, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

CARLSON PAVING PRODUCTS, INC.,
a Washington corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

GEFCO, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

HEATEC, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

JOHNSON CRUSHERS INTERNATIONAL, INC., a Tennessee corporation

By:/s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

KOLBERG-PIONEER, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

PETERSON PACIFIC CORP.,
an Oregon corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

ROADTEC, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

RI PROPERTIES, INC.,
a South Dakota corporation

By: /s/ Jeffrey L. May
Jeffrey L. May, its Secretary and Treasurer

TELSMITH, INC.,
a Delaware corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
a national banking association

By: /s/ Andy Tompkins
Its:    Senior Vice President

EXHIBIT A

FORM OF COMPLIANCE CERTIFICATE

To:          Wells Fargo Bank, National Association
Commercial Banking Group
3100 West End Avenue
5th Floor, Suite 530
Nashville, Tennessee  37203

Pursuant to that certain Amended and Restated Credit Agreement, dated as of April 12, 2012 (as amended from time to time, the "Credit Agreement", capitalized terms used herein as therein defined), among Astec Industries, Inc., a Tennessee corporation (the "Borrower"), American Augers, Inc., a Delaware corporation ("AAI"), Astec, Inc., a Tennessee corporation ("AI"), AI Development Group, Inc., a South Dakota corporation ("AID"), AI Enterprises, Inc., a South Dakota corporation ("AIE"), Astec Mobile Screens, Inc., a Nevada corporation ("AMS"), Astec Underground, Inc., a Tennessee corporation ("AUI"), Breaker Technology, Inc., a Tennessee corporation ("BTI"), CEI Enterprises, Inc., a Tennessee corporation ("CEI"), Carlson Paving Products, Inc., a Washington corporation ("CPP"), GEFCO, Inc., a Tennessee corporation ("GI"), Heatec, Inc., a Tennessee corporation ("HI"), Johnson Crushers International, Inc., a Tennessee corporation ("JCI"), Kolberg–Pioneer, Inc., a Tennessee corporation ("KPI"), Peterson Pacific Corp., an Oregon corporation ("PPC"), Roadtec, Inc., a Tennessee corporation ("RI"), RI Properties, Inc., a South Dakota corporation ("RIP"), Telsmith, Inc., a Delaware corporation ("TI"), and Wells Fargo Bank, National Association, a national banking association (successor by merger to Wachovia Bank, National Association) (the "Bank"), the undersigned submits this Compliance Certificate and certifies that the covenants and financial tests described in the Credit Agreement are as follows:

I.           Financial Statements and Reports                               Compliance
                                                  (Please Indicate)

A.           Annual CPA audited, consolidated Fiscal Year-End
financial statements of Borrower Consolidated Group
within 120 days after each Fiscal Year-End                             Yes     No

B.           Annual management-prepared consolidating Fiscal Year-End
financial statements of each Member of the Borrower Consolidated
Group within 120 days after each Fiscal Year-End                          Yes     No

C.           Quarterly management-prepared consolidated financial statements of
Borrower Consolidated Group within 45 days after each Quarter-End                Yes     No

1

II.           Tangible Net Worth

Minimum of $400,000,000 required

Actual Tangible Net Worth for this
reporting period equals $_____________	Yes	No

III.           Net Income

Amount greater than $0.00 required

Actual Net Income for this
reporting period equals $_____________	Yes	No

A.           The undersigned represents and warrants to Bank that the undersigned has individually reviewed the provisions of the Credit Agreement and that a review of the activities of Borrower during the period covered by this Compliance Certificate has been made by or under the supervision of the undersigned with a view to determining whether Borrower has kept, observed, performed and fulfilled all of its obligations under the Credit Agreement.

B.           Borrower has observed and performed each and every undertaking contained in the Credit Agreement, and no Default or Event of Default has occurred and is continuing.

C.           That all information set forth in this Compliance Certificate is true, complete, and accurate.

Executed this ______ day of __________________, 20___.

ASTEC INDUSTRIES, INC.,
for itself and as Agent for the other Members of the Borrower Consolidated Group

By: ___________________________________
Its: ___________________________________

2

EXHIBIT B - EXISTING LETTERS OF CREDIT

Name	LC #	Beneficiary	Outstanding Amount	Original Date	Current Expiration Date
Breaker Technology	SC0102811U	MCNALLY HUMBOLDT WEDAG MINERALS	16,500.00	4/7/2011	4/5/2012
Breaker Technology	SC102208U	DAEMO ENGINEERING CO LTD	250,000.00	1/25/2012	1/25/2013
Breaker Technology	SC102645U	XSTRATA TINTATA S.A.	56,163.00	9/15/2011	9/15/2012
Breaker Technology	SC7000112W	METSO HONG KONG LTD	21,218.30	8/19/2011	8/12/2012
Breaker Technology	SC7000133W	GUIZHOU PENGYE INTL MACHINERY	24,931.00	8/18/2011	2/22/2012
Breaker Technology	SC7000181W	TORONTO DOMINION BANK	78,399.84	9/21/2011	10/15/2012
Breaker Technology	SC7000247W	XSTRATA TINTATA S.A.	222,048.84	10/21/2011	9/30/2012
Breaker Technology	SC7000318W	SHANDONG GOLD MINING (LAIZHOU) CO	58,847.10	11/18/2011	11/17/2012
Breaker Technology	SC7000319W	SHANDONG GOLD MINING CO LTD	17,552.02	11/18/2011	11/17/2012
Breaker Technology	SC7000345W	SOUTHERN PERU COPPER CORPORATION	58,494.00	11/30/2011	11/30/2012
Breaker Technology	SC7000346W	GUIZHOU PENGYE INTL MACHINERY	25,200.00	11/30/2011	11/30/2012
Breaker Technology	SC7000401W	SHUM YIP NONFEMET HONG KONG LTD	23,135.00	12/16/2011	12/12/2012
Breaker Technology	SC7000402W	GUIZHOU PENGYE INTL MACHINERY	12,238.00	12/16/2011	5/30/2012
Breaker Technology	SC7000421W	PANGANG GROUP INTERNATIONAL ECONOMI	49,600.00	12/23/2011	12/31/2012
Breaker Technology	SC7000447W	SOUTHERN PERU COPPER CORPORATION	58,494.00	1/11/2012	1/11/2013
Breaker Technology	SC7000454W	TONGLING NONFERROUS METAL	51,196.20	1/17/2012	1/4/2013
Breaker Technology	SC7000473W	NYBERG MEK VERKSTAD AB	638,754.30	1/23/2012	8/15/2012
Breaker Technology	SC7000508W	KANSANSHI MINING PLC	66,382.25	2/6/2012	6/15/2012
Gefco, Inc	SC7000299W	ENTERPRISE NATIONALE DE GEOPHYSIQUE	13,564.00	11/14/2011	4/30/2013
Gefco, Inc	SC7000337W	SPA FOREMHYD	7,862.43	11/22/2011	1/31/2013
Gefco, Inc	SC7000338W	SPA FOREMHYD	33,306.57	11/22/2011	3/13/2013
Telsmith,Inc	SC102719U	VALE S.A.	86,674.40	12/23/2010	10/13/2013
Telsmith,Inc	SC7000374W	VALE S.A.	308,345.85	12/12/2011	2/29/2012
Astec Industries, Inc	SM224096	FIRSTRAND BANK LIMITED	2,000,000.00	1/26/2012	1/26/2013
Astec Industries, Inc	SC102028U	NATIONAL AUSTRALIA BANK LIMITED	1,600,000.00	9/12/2011	9/12/2012
Astec Industries, Inc	SM225602	GENERAL INSURANCE CO. OF AMERICA	875,000.00	5/1/2007	4/30/2012
American Augers, Inc	IS0002233	BANK OF CHINA LIMITED	510,000.00	8/11/2011	2/28/2013
American Augers, Inc	IS0009185	PEC INTERNATIONAL LEASING CO LTD	80,125.00	1/26/2012	1/26/2013
American Augers, Inc	IS0009428	NATIONAL BANK OF EGYPT	165,361.78	1/17/2012	7/31/2012
American Augers, Inc	SC0102816U	SINOPEC USA INC	284,067.00	2/7/2012	4/7/2012
Astec, Inc	SC7000196W	BONDED MATERIALS COMPANY	272,862.00	9/20/2011	3/20/2012
Astec, Inc	SC7000298W	LESSARD IMMOBILIER	474,000.00	11/10/2011	2/28/2012
Astec, Inc	SC7000414W	UNITED STATES GOVERNMENT	4,245,684.00	12/29/2011	7/19/2013
Astec Mobile Screens, Inc	SC0102820U	GUIZHOU MEC, INC	19,472.10	4/18/2011	7/13/2012
Astec Mobile Screens, Inc	SC102782U	HUNAN CENTRE MACHINERY CO, LTD	38,852.00	2/25/2011	4/30/2012
Astec Mobile Screens, Inc	SC7000021W	GUIZHOU MEC, INC	14,714.70	6/10/2011	9/30/2012
Astec Mobile Screens, Inc	SC7000180W	HUNAN PROVINCIAL TENDERING CO , LTD	38,852.00	9/12/2011	12/31/2012
Kolberg-Pioneer, Inc	SC102525U	HOME INSURANCE CO. IN LIQUIDATION	115,000.00	2/12/2012	2/12/2013
Heatec	SC0102855U	UNION ALLOY PTE LTD	35,100.00	6/8/2011	6/1/2012
Heatec	SC7000409W	CONTUGAS S.A.C.	125,000.00	12/20/2011	8/10/2012

EXHIBIT C

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

_____________, 20__

To:           Wells Fargo Bank, National Association
Commercial Banking Group
3100 West End Avenue
5th Floor, Suite 530
Nashville, Tennessee  37203

Ladies and Gentlemen:

The undersigned refers to that certain Amended and Restated Credit Agreement, dated as of April 12, 2012 (as amended from time to time, the "Credit Agreement", capitalized terms used herein as therein defined), among Astec Industries, Inc., a Tennessee corporation (the "Borrower"), American Augers, Inc., a Delaware corporation ("AAI"), Astec, Inc., a Tennessee corporation ("AI"), AI Development Group, Inc., a South Dakota corporation ("AID"), AI Enterprises, Inc., a South Dakota corporation ("AIE"), Astec Mobile Screens, Inc., a Nevada corporation ("AMS"), Astec Underground, Inc., a Tennessee corporation ("AUI"), Breaker Technology, Inc., a Tennessee corporation ("BTI"), CEI Enterprises, Inc., a Tennessee corporation ("CEI"), Carlson Paving Products, Inc., a Washington corporation ("CPP"), GEFCO, Inc., a Tennessee corporation ("GI"), Heatec, Inc., a Tennessee corporation ("HI"), Johnson Crushers International, Inc., a Tennessee corporation ("JCI"), Kolberg–Pioneer, Inc., a Tennessee corporation ("KPI"), Peterson Pacific Corp., an Oregon corporation ("PPC"), Roadtec, Inc., a Tennessee corporation ("RI"), RI Properties, Inc., a South Dakota corporation ("RIP"), Telsmith, Inc., a Delaware corporation ("TI"), and Wells Fargo Bank, National Association, a national banking association (successor by merger to Wachovia Bank, National Association) (the "Bank"), and hereby gives you notice, irrevocably, pursuant to the Credit Agreement, that the undersigned requests a Line of Credit Loan Advance under the Credit Agreement, and in that connection sets forth below the information relating to such Line of Credit Loan Advance (the "Proposed Advance") as required by the Credit Agreement:

1. The Business Day of the Proposed Advance is _________ __, 20__.1

 1 Not less than 1 Business Day prior to the date such Proposed Advance is sought.

1

2. Check one, and circle options as applicable:

______	The amount of the Proposed Advance is $__________, which shall bear interest at the Adjusted Daily One Month LIBOR Rate.
_______	The amount of the Proposed Advance is $__________2, which shall bear interest at the Adjusted LIBOR Rate for a Fixed Rate Term of [one month / two months / three months / six months].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Advance:

1. The representations and warranties contained in each Loan Document are correct as of the date hereof and after giving effect to the Proposed Advance and to the application of the proceeds therefrom, as though made on the date hereof; and

2. No event has occurred and is continuing, or would result from such Proposed Advance or from the application of the proceeds therefrom, that constitutes a Default.

Very truly yours,

ASTEC INDUSTRIES, INC.,
for itself and as Agent for the other Members of the Borrower Consolidated Group

By:  ___________________________________
Its:  ___________________________________

 2 In an amount of not less than $1,000,000.00 and integral multiples of $100,000.00 in excess thereof.

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EXHIBIT D

FORM OF NOTICE OF CONTINUATION/CONVERSION

NOTICE OF CONVERSION/CONTINUATION

_____________, 20__

To:           Wells Fargo Bank, National Association
Commercial Banking Group
3100 West End Avenue
5th Floor, Suite 530
Nashville, Tennessee  37203

Ladies and Gentlemen:

The undersigned refers to that certain Amended and Restated Credit Agreement, dated as of April 12, 2012 (as amended from time to time, the "Credit Agreement", capitalized terms used herein as therein defined), among Astec Industries, Inc., a Tennessee corporation (the "Borrower"), American Augers, Inc., a Delaware corporation ("AAI"), Astec, Inc., a Tennessee corporation ("AI"), AI Development Group, Inc., a South Dakota corporation ("AID"), AI Enterprises, Inc., a South Dakota corporation ("AIE"), Astec Mobile Screens, Inc., a Nevada corporation ("AMS"), Astec Underground, Inc., a Tennessee corporation ("AUI"), Breaker Technology, Inc., a Tennessee corporation ("BTI"), CEI Enterprises, Inc., a Tennessee corporation ("CEI"), Carlson Paving Products, Inc., a Washington corporation ("CPP"), GEFCO, Inc., a Tennessee corporation ("GI"), Heatec, Inc., a Tennessee corporation ("HI"), Johnson Crushers International, Inc., a Tennessee corporation ("JCI"), Kolberg–Pioneer, Inc., a Tennessee corporation ("KPI"), Peterson Pacific Corp., an Oregon corporation ("PPC"), Roadtec, Inc., a Tennessee corporation ("RI"), RI Properties, Inc., a South Dakota corporation ("RIP"), Telsmith, Inc., a Delaware corporation ("TI"), and Wells Fargo Bank, National Association, a national banking association (successor by merger to Wachovia Bank, National Association) (the "Bank"), and hereby gives you notice, irrevocably, pursuant to the Credit Agreement, that the undersigned requests the conversion of amounts bearing interest at the Adjusted Daily One Month LIBOR Rate to the Adjusted LIBOR Rate, or the continuation of existing borrowings bearing interest at the Adjusted LIBOR Rate, and in that connection sets forth below the information relating to such conversion or continuation (the "Conversion/Continuation") as required by the Credit Agreement:

1. The Business Day of the Conversion/Continuation  is _________ __, 20__.

1

2. Check one, and circle options as applicable:

The aggregate amount of the Conversion/Continuation is $__________3, which is a conversion of one or more borrowings currently bearing interest at the Adjusted Daily One Month LIBOR Rate, and which as so converted shall bear interest at the Adjusted LIBOR Rate for a Fixed Rate Term of [one month / two months / three months / six months].

The aggregate amount of the Conversion/Continuation is $__________4, which is a continuation of a borrowing currently bearing interest at the Adjusted LIBOR Rate with a Fixed Rate Term expiring on the Business Day next preceding the Business Day set forth in Item 1 above, and which shall continue to bear interest at the Adjusted LIBOR Rate for a Fixed Rate Term of [one month / two months / three months / six months].

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Conversion/Continuation:

1. The representations and warranties contained in each Loan Document are correct as of the date hereof and after giving effect to the Conversion/Continuation, as though made on the date hereof; and

2. No event has occurred and is continuing, or would result from such Conversion/Continuation, that constitutes a Default.

Very truly yours,

ASTEC INDUSTRIES, INC.,
for itself and as Agent for the other Members of the Borrower Consolidated Group

By:
Its:

3 In an amount of not less than $1,000,000.00 and integral multiples of $100,000.00 in excess thereof.

4 In an amount of not less than $1,000,000.00 and integral multiples of $100,000.00 in excess thereof.

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SCHEDULE 6.4

MATERIAL CONTRACTS

Federal Acquisition Regulation Contract Number W56HZV-11-D-0112, dated as of September 26, 2011 and amended as of November 18, 2011, January 6, 2012 and April 2, 2012, by and between Astec Industries, Inc. and U.S. Army Contracting Command.

AMENDED AND RESTATED LINE OF CREDIT NOTE

$100,000,000.00 April 12, 2012

FOR VALUE RECEIVED, the undersigned ASTEC INDUSTRIES, INC., a Tennessee corporation (the "Borrower"), hereby promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (successor by merger to Wachovia Bank, National Association) (the "Bank"), the aggregate principal amount of the Line of Credit Loan Advances (as defined below) owing to Bank by Borrower pursuant to that certain Amended and Restated Credit Agreement of even date herewith among Borrower, American Augers, Inc., Astec, Inc., AI Development Group, Inc., AI Enterprises, Inc., Astec Mobile Screens, Inc., Astec Underground, Inc., Breaker Technology, Inc., CEI Enterprises, Inc., Carlson Paving Products, Inc., GEFCO, Inc., Heatec, Inc., Johnson Crushers International, Inc., Kolberg–Pioneer, Inc., Peterson Pacific Corp., Roadtec, Inc., RI Properties, Inc., Telsmith, Inc. and Bank (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"; capitalized terms used herein as therein defined), together with accrued but unpaid interest on the unpaid principal amount of the Line of Credit Loan Advances from the date of each such Line of Credit Loan Advance until such principal amount is paid in full, at such interest rates, and payable at such times and upon such terms, as are specified in the Credit Agreement.

This Amended and Restated Line of Credit Note is the Line of Credit Note referred to in, and is entitled to the benefits of, the Credit Agreement.  The Credit Agreement, among other things, (i) provides for the making of Advances of the Line of Credit Loan (the "Line of Credit Loan Advances") by Bank in an aggregate amount not to exceed at any time outstanding the U.S. dollar amount first above mentioned, the indebtedness resulting from the Line of Credit Loan Advances to Borrower being evidenced by this Amended and Restated Line of Credit Note, and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments on account of principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

This Amended Restated Line of Credit Note constitutes an amendment to, and a complete restatement in the entirety of, that certain Line of Credit Note dated April 13, 2007 in the original principal amount of $100,000,000.00, executed and delivered by Borrower in favor of Bank, and any promissory notes given by Borrower to Bank in substitution or replacement thereof, all as the same may have heretofore been amended, extended, or restated from time to time.

[Signature on the following page]

1

IN WITNESS WHEREOF, this Amended and Restated Line of Credit Note has been executed by the duly authorized officer of Borrower as of the date first above written.

ASTEC INDUSTRIES, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Chief Financial Officer,
Vice President, Treasurer and Assistant Secretary

2

AMENDED AND RESTATED GUARANTY

THIS AMENDED AND RESTATED GUARANTY (this "Agreement") is made as of April 12, 2012, by AMERICAN AUGERS, INC., a Delaware corporation ("AAI"), ASTEC, INC., a Tennessee corporation ("AI"), AI DEVELOPMENT GROUP, INC., a South Dakota corporation, AI ENTERPRISES, INC., a South Dakota corporation, ASTEC MOBILE SCREENS, INC., a Nevada corporation, ASTEC UNDERGROUND, INC., a Tennessee corporation, BREAKER TECHNOLOGY, INC., a Tennessee corporation, CEI ENTERPRISES, INC., a Tennessee corporation, CARLSON PAVING PRODUCTS, INC., a Washington corporation, GEFCO, INC., a Tennessee corporation, HEATEC, INC., a Tennessee corporation, JOHNSON CRUSHERS INTERNATIONAL, INC., a Tennessee corporation, KOLBERG-PIONEER, INC., a Tennessee corporation, PETERSON PACIFIC CORP., an Oregon corporation, ROADTEC, INC., a Tennessee corporation, RI PROPERTIES, INC., a South Dakota corporation, and TELSMITH, INC., a Delaware corporation (collectively, the "Guarantors" and each singularly, a "Guarantor").  As used in this Agreement, except as otherwise defined herein or unless the context may clearly require to the contrary, all capitalized words and phrases shall have the meaning attributed to them in that certain Amended and Restated Credit Agreement of even date herewith among Astec Industries, Inc. (the "Borrower"), Guarantors and Wells Fargo Bank, National Association, a national banking association (successor by merger to Wachovia Bank, National Association) (the "Bank") (as the same may be amended or modified from time to time, the "Credit Agreement").

In consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Guarantors agree, covenant and represent as follows:

1.

(a) Guarantors hereby jointly and severally, absolutely and unconditionally, guarantee to Bank Parties the due, regular and punctual payment and prompt performance of the Obligations, including payment of all Default Costs.

(b) This Guaranty is an unconditional guaranty, and Guarantors agree that, upon the occurrence of an Event of Default, no Bank Party shall be required to assert any claim or cause of action against any Borrower Party or any other Person before asserting any claim or cause of action against any Guarantor under this Agreement.  Furthermore, Guarantors agree that Bank Parties shall not be required to pursue or foreclose on any collateral that they may receive from any Borrower Party or others as security for any Obligations before making a claim or asserting a cause of action against any Guarantor under this Agreement.
(c) The failure of any Bank Party to perfect any portion of its security interest in collateral now or hereafter securing all or any part of the Obligations, shall not release any Guarantor from such Guarantor's liabilities and obligations hereunder.

(d) To the extent permitted by law:  notice of acceptance of this Agreement and of any default by any Borrower Party is hereby waived by Guarantors; presentment, protest, demand, and notice of protest and demand of any and all collateral, and of the exercise of

1

possessory remedies or foreclosure on any and all collateral received by any Bank Party from any Borrower Party are hereby waived; and all settlements, compromises, compositions, accounts stated, and agreed balances in good faith between any primary or secondary obligors on any accounts received as collateral shall be binding upon Guarantors.

(e) This Agreement shall not be affected, modified, or impaired by the voluntary or involuntary liquidation, dissolution, sale or other disposition of all or substantially all of the assets, marshalling of assets and liabilities, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangements, composition with creditors or readjustment of, or other similar proceedings affecting any Borrower Party or any other Person, or any of the assets belonging to one or more of them, nor shall this Agreement be affected, modified or impaired by the invalidity of any Note, the Credit Agreement, any of the other Loan Documents, any Wells Fargo Swap Document or any other document executed by any Borrower Party in connection with any Loan.

(f) Without notice to any Guarantor, without the consent of any Guarantor, and without affecting or limiting any Guarantor's liability hereunder, Bank Parties may:

(i)	grant any Borrower Party extensions of time for payment of the Obligations or any part thereof;

(ii)	renew any of the Obligations;

(iii)	grant any Borrower Party extensions of time for performance of agreements or other indulgences;

(iv)	at any time release any or all of the collateral held by any Bank Party as security for the Obligations;

(v)	at any time release any other guarantor from such guarantor's guarantee of any of the Obligations;

(vi)
compromise, settle, release, or terminate any or all of the obligations, covenants, or agreement of any Borrower Party under any Note, the Credit Agreement, any one or more of the other Loan Documents, or any Wells Fargo Swap Document; and

(vii)
with the written consent of Borrower, modify or amend any obligation, covenant or agreement of Borrower set forth in any Note, the Credit Agreement, the other Loan Documents, or any Wells Fargo Swap Document.

(g) This Agreement may not be terminated by any Guarantor until such time as all Obligations, including any renewals or extensions thereof, have been paid and performed in full and such payments and performance of the Obligations have become final and are not subject to being refunded as a preference or fraudulent transfer under Bankruptcy Law or other applicable Law.

2

2. Each Guarantor represents and warrants to Bank Parties and covenants that such Guarantor has full power and unrestricted right to enter into this Agreement, to incur the obligations provided for herein, and to execute and deliver the same, and that when executed and delivered, this Agreement will constitute a valid and legally binding obligation of such Guarantor, enforceable in accordance with its terms (except as may be limited by applicable Bankruptcy Laws and other Laws affecting the enforceability of creditors' rights generally and principles of equity).  Each Guarantor acknowledges that Bank Parties are relying upon such Guarantor's covenants herein in extending credit to Borrower, and each Guarantor undertakes to perform such Guarantor's obligations hereunder promptly and in good faith.

3. Each Guarantor covenants and agrees that so long as the Obligations are outstanding, such Guarantor will from time to time upon request, furnish to Bank Parties such information regarding the business affairs, finances, and conditions of such Guarantor and such Guarantor's properties as may be required of such Guarantor under the Credit Agreement.

4. Each Guarantor hereby subordinates to the Obligations any right to indemnification and subrogation or other rights of reimbursement that such Guarantor might have against Borrower or Borrower's estate.

5. Upon the occurrence of an Event of Default, if any Borrower Party is or shall hereafter be indebted to Bank for any obligations, liability or indebtedness other than the Obligations, and Bank should collect or receive any payments, funds or distributions which are not specifically required, by law or agreement, to be applied to the Obligations, Bank may, in its sole discretion, apply such payments, funds or distributions to indebtedness of any Borrower Party other than the Obligations.

6. This Agreement shall be binding upon, and inure to the benefit of, Guarantors, Bank Parties and their respective legal representatives, heirs, successors and assigns.

7. The validity, interpretation, enforcement and effect of this Agreement shall be governed by, and construed according to the laws of, the State of Tennessee.  Each Guarantor and Bank consent that any legal action or proceeding arising hereunder shall be brought in the State and Federal courts in Tennessee, and assent and submit to the personal jurisdiction of any such courts in any such action or proceeding

8. GUARANTORS HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR IN ANY WAY PERTAINING OR RELATING TO THIS AGREEMENT OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR IN CONNECTION WITH THE TRANSACTIONS RELATED HERETO OR THERETO OR CONTEMPLATED HEREBY OR THEREBY OR THE EXERCISE OF ANY RIGHTS AND REMEDIES HEREUNDER OR THEREUNDER, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE.  GUARANTORS AGREE THAT ANY BANK PARTY MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED AGREEMENT OF

3

GUARANTORS WITH BANK IRREVOCABLY TO WAIVE TRIAL BY JURY, AND THAT ANY DISPUTE OR CONTROVERSY WHATSOEVER BETWEEN THEM SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

9. In the event that any provision hereof is deemed to be invalid by reason of the operation of any law or by reason of the interpretation placed thereon by any court, this Agreement shall be construed as not containing such provisions and the invalidity of such provisions shall not affect other provisions hereof which are otherwise lawful and valid and shall remain in full force and effect.

10. Any notice or payment required hereunder or by reason of the application of any law shall be given and deemed delivered as provided in the Credit Agreement.

11. The failure at any time or times hereafter to require strict performance by Guarantors of any of the provisions, warranties, terms and conditions contained herein or in any other agreement, document or instrument now or hereafter executed by any Guarantor and delivered to any Bank Party relating to the Obligations shall not waive, affect or diminish any right of any Bank Party hereafter to demand strict compliance or performance therewith and with respect to any other provisions, warranties, terms and conditions contained in such agreements, documents and instruments, and any waiver of any default shall not waive or affect any other default, whether prior or subsequent thereto and whether of the same or a different type.  None of the warranties, conditions, provisions and terms contained in this Agreement or in any agreement, document or instrument now or hereafter executed by any Guarantor and delivered to Bank relating to the Obligations shall be deemed to have been waived by any act or knowledge of Bank, its agents, officers or employees, but only by an instrument in writing, signed by an officer of Bank, and directed to Guarantors specifying such waiver.

12. The obligations of Guarantors under this Agreement will continue to be effective or be reinstated, as the case might be, if at any time any payment from any Borrower Party of any sum due to any Bank Party is rescinded or must otherwise be restored or returned by any Bank Party on the insolvency, Bankruptcy, dissolution, liquidation or reorganization of any Borrower Party or as a result of the appointment of a custodian, conservator, receiver, trustee or other officer with similar powers with respect to any Borrower Party's or any part of any Borrower Party's property or otherwise.  If an event permitting the acceleration of the maturity of the Loans has occurred and is continuing and such acceleration is at such time prevented by reason of the pendency against any Borrower Party of a proceeding under any Bankruptcy Law, Guarantors agree that, for the purposes of this Agreement and the obligations of Guarantors under this Agreement, the maturity of the Loans will be deemed to have been accelerated with the same effect as if Bank had accelerated the same in accordance with the terms of the Credit Agreement, the Notes, any of the other Loan Documents or any other document executed in connection with the Loans, and Guarantors will immediately pay the unpaid balance of the Loans.

13. Guarantors will, on demand, reimburse Bank for all out-of-pocket expenses incurred by Bank in connection with the preparation, administration, amendment, modification or enforcement of this Agreement, and if at any time hereafter any Bank Party employs counsel

4

to advise or provide other representation with respect to this Agreement or any other agreement, document or instrument heretofore, now or hereafter executed by any Guarantor and delivered to any Bank Party with respect to any Borrower Party or the Obligations, or to commence, defend or intervene, file a petition, complaint, answer, motion or other pleadings or to take any other action in or with respect to any suit or proceeding relating to this Agreement or any other agreement, instrument or document heretofore, now or hereafter executed by any Guarantor and delivered to any Bank Party with respect to any Borrower Party or the Obligations, or to represent any Bank Party in any litigation with respect to the affairs of any Guarantor, or to enforce any rights of Bank Parties or obligations of any Guarantor or any other Person which may be obligated to any Bank Party by virtue of this Agreement or any other agreement, document or instrument heretofore, now or hereafter delivered to any Bank Party by or for the benefit of any Guarantor with respect to any Borrower Party or the Obligations, or to collect from any Guarantor any amounts owing hereunder, then in any such event, all of the Attorneys' Fees incurred by any Bank Party arising from such services and any expenses, costs and charges relating thereto shall constitute additional obligations of Guarantors payable on demand.

14. Guarantors hereby waive any rights of exemption of property from levy or sale under execution or other process for the collection of debts under the Constitution or laws of the United States or any state thereof as to any of the obligations created hereunder.

15. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both oral and written, among Guarantors and Bank with respect to the subject matter hereof.

* * * * *

5

IN WITNESS WHEREOF, this instrument has been duly executed by Guarantors as of the day and year first above written.

AMERICAN AUGERS, INC.,
a Delaware corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

ASTEC, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer
AI DEVELOPMENT GROUP, INC.,
a South Dakota corporation

By:/s/ Jeffrey A. Bergeson
Jeffrey A. Bergeson, its Secretary and Treasurer

 ENTERPRISES, INC.,
a South Dakota corporation

By: :/s/ Jeffrey L. May
Jeffrey L. May, its Secretary and Treasurer

ASTEC MOBILE SCREENS, INC.,
a Nevada corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

6

ASTEC UNDERGROUND, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

BREAKER TECHNOLOGY, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

CEI ENTERPRISES, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
 David C. Silvious, its Assistant Secretary and Treasurer
CARLSON PAVING PRODUCTS, INC.,
a Washington corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

GEFCO, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

HEATEC, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

7

JOHNSON CRUSHERS INTERNATIONAL, INC., a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

KOLBERG-PIONEER, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

PETERSON PACIFIC CORP.,
an Oregon corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

ROADTEC, INC.,
a Tennessee corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

RI PROPERTIES, INC.,
a South Dakota corporation

By:/s/ Jeffrey L. May
Jeffrey L. May, its Secretary and Treasurer

TELSMITH, INC.,
a Delaware corporation

By: /s/ David C. Silvious
David C. Silvious, its Assistant Secretary and Treasurer

8